   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 19, 2002
                                           REGISTRATION STATEMENT NO. 333-88794
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                -----------------
                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                -----------------

                                AMERUS GROUP CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               IOWA                                           42-1458424
  (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                        Identification Number)

                                699 WALNUT STREET
                           DES MOINES, IOWA 50309-3948
                                 (515) 362-3600
   (Address and telephone number of Registrant's principal executive offices)

                             ----------------------

                            JOSEPH K. HAGGERTY, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                AMERUS GROUP CO.
                                699 WALNUT STREET
                           DES MOINES, IOWA 50309-3948
                                 (515) 362-3600
            (Name, address and telephone number of agent for service)

                              ---------------------

                                    Copies to
                            ANDREW R. SCHLEIDER, ESQ.
                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                          NEW YORK, NEW YORK 10022-6069
                                 (212) 848-4000
                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
             TITLE OF                   AMOUNT              PROPOSED           PROPOSED MAXIMUM       AMOUNT OF
           EACH CLASS OF                TO BE        MAXIMUM OFFERING PRICE   AGGREGATE OFFERING    REGISTRATION
    SECURITIES TO BE REGISTERED      REGISTERED (1)      PER SECURITY (2)          PRICE(2)              FEE
----------------------------------------------------------------------------------------------------------------------
Optionally Convertible                $185,000,000            100%               $185,000,000          $17,020
Equity-Linked Accreting Notes
(OCEANs(SM))
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                (3)                  (3)                   (3)                 (4)
======================================================================================================================

(1) The Optionally Convertible Equity-Linked Accreting Notes (OCEANs(SM)) were issued at an original price of $1,000 per OCEAN, which represents an aggregate initial offering price of $185,000,000 and an aggregate principal amount at maturity of $234,950,000.
(2) This estimate is made solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3) Includes the shares of common stock issuable upon conversion or deliverable upon exchange of the OCEANs at their accreted principal amount based upon the conversion price of the OCEANs. Pursuant to Rule 416 under the Securities Act, this registration statement shall also be deemed to cover the issuance, sales and resales of an indeterminate number of shares of common stock that may become issuable upon conversion or deliverable upon exchange of the OCEANs as a result of stock splits, stock dividends and other similar transactions.
(4) Under Rule 457(i), there is no additional filing fee with respect to the shares of common stock that may be issued and sold upon conversion or deliverable upon exchange of the OCEANs because no additional consideration will be received in connection with the exercise of the conversion privilege.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS      SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2002
                                  $185,000,000


                                AMERUS GROUP CO.

              OPTIONALLY CONVERTIBLE EQUITY-LINKED ACCRETING NOTES
                         (OCEANS(SM)) DUE MARCH 6, 2032
         AND COMMON STOCK ISSUABLE UPON CONVERSION OR DELIVERABLE UPON
                             EXCHANGE OF THE OCEANS

         We issued the OCEANs in a private placement in March 2002 at an issue price of $1,000.00 per OCEAN. The selling securityholders named on page 46 of this prospectus may use this prospectus to resell their OCEANs and the shares of our common stock issuable upon conversion or deliverable upon exchange of their OCEANs.

         We have summarized below the principal terms of the OCEANs. For more detail, you should read "Description of the OCEANs" beginning on page 22 of this prospectus.

         - The yield on the OCEANs (without taking into account any contingent interest) will be approximately 3.83% per annum through March 6, 2007, and approximately 2.28% per annum thereafter through maturity. We will pay a portion of the yield semiannually on March 6 and September 6 in cash at a rate of $20.00 per annum per OCEAN. Since only a portion of the OCEANs' yield is paid in cash, the principal amount of the OCEANs will accrete and each OCEAN will have a principal amount at maturity of $1,270.00. In addition, we will also pay contingent interest on the OCEANs as described in this prospectus.
         - We may defer payment of cash interest on the OCEANs from time to time.
         - We may redeem the OCEANs at the redemption prices described in this prospectus if at least one of the conditions specified for redemption has occurred.
         -   You may surrender your OCEANs for conversion only:
             -   if the sale price of our common stock for a specified number of trading days exceeds $47.85, subject to adjustment;
             -   during any period in which an event of default on the OCEANs has occurred and is continuing;
             -   if we have called the OCEANs for redemption;
             - during any period in which payment of cash interest is deferred;
             - during any period in which our senior long-term unsecured credit rating falls below specified levels or is suspended or withdrawn; and
             - during specified periods upon the occurrence of specified corporate transactions.
         - Prior to March 6, 2007, each OCEAN may be converted into a number of shares of our common stock equal to the accreted principal amount of the OCEANs at the time of conversion divided by the conversion price of $37.598 per share, subject to adjustment. On and after March 6, 2007, each OCEAN may be converted into a number of shares of our common stock equal to $1,100.00 divided by the then effective conversion price. The conversion price will be adjusted under some circumstances.
         - Additionally, if a firm quote cannot be obtained for the OCEANs during a three-day period equal to at least 90% of the closing stock price of our common stock on any such day multiplied by the quotient of $1,100.00 divided by the conversion price in effect on such day, holders may convert their OCEANs into a number of shares of our common stock per OCEAN equal to 90% of the quotient of $1,100.00 divided by the conversion price then in effect.
         - The OCEANs are subordinated to all of our existing and future senior debt, pari passu with all of our future senior subordinated debt and senior to all of our existing and future junior subordinated debt. In addition, the OCEANs are effectively subordinated to all existing and future liabilities of our subsidiaries.


         Our common stock is listed on The New York Stock Exchange under the symbol "AMH." On September 18, 2002, the last reported sale price on the New York Stock Exchange of our common stock was $31.06 per share.


      INVESTING IN THE OCEANS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                         ON PAGE 11 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is September 19, 2002.

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
SUMMARY ............................................................................. 2
RISK FACTORS........................................................................  9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................18
USE OF PROCEEDS..................................................................... 19
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS....... 19
DESCRIPTION OF THE OCEANS........................................................... 20
DESCRIPTION OF CAPITAL STOCK........................................................ 36
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS............................. 38
SELLING SECURITYHOLDERS............................................................. 44
PLAN OF DISTRIBUTION................................................................ 46
LEGAL MATTERS....................................................................... 47
EXPERTS ............................................................................ 47
WHERE YOU CAN FIND MORE INFORMATION..................................................48

                                     SUMMARY

         The following information should be read together with the information contained or incorporated by reference in this prospectus. When used in this document, the terms "AmerUs," "we," "our" and "us" refer to AmerUs Group Co. (including American Mutual Holding Company and AmerUs Life Holdings, Inc. as predecessor entities of AmerUs Group Co.) and our consolidated subsidiaries, unless otherwise specified or indicated by the context. This summary highlights selected information from this prospectus to help you understand AmerUs and the OCEANs. You should carefully read this prospectus to understand fully the terms of the OCEANs, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the OCEANs.


                                AMERUS GROUP CO.

         We are a holding company whose subsidiaries are engaged in the business of marketing, underwriting and distributing a broad range of protection products and accumulation products to individuals and businesses in 50 states, the District of Columbia and the U.S. Virgin Islands. Our primary protection product offerings consist of whole life, interest-sensitive whole life, equity-indexed life, universal life and term life insurance policies. Our primary accumulation product offerings consist of individual fixed annuities and insurance contracts issued through separate account funding agreements.

         We were founded in 1896 as the mutual insurer Central Life Assurance Company. In 1996, we became the first mutual insurance holding company, a structure that allows mutuals to access the public equity markets, which AmerUs did in 1997 with its initial public offering. In 2000, AmerUs reorganized its mutual holding company structure through a full demutualization and became a 100% public stock company.

         We have had positive organic growth in our businesses. We have also successfully executed a series of strategic acquisitions that have helped generate sales growth, as well as balance our product and geographic distribution. The following is a summary of these acquisitions and the benefits created:

         - In 1994, Central Life Assurance Company and American Mutual Life Insurance Co. merged providing us with significant scale in their life insurance operations. The merger resulted in our becoming one of the 25 largest mutual insurers in America at that time.

         - In October 1997, the acquisition of Delta Life Corporation launched our annuity business. At the time of the acquisition, Delta Life had about $2.0 billion in assets and specialized in single-premium deferred annuity and equity-indexed annuity products.

         - In December 1997, we acquired AmVestors which specialized in the sale of annuity products. The acquisition further strengthened our presence in asset accumulation and retirement and savings markets.

         - In 2001, we acquired Indianapolis Life Insurance Company, or ILICO, which had $5.8 billion in consolidated assets at the time of the acquisition. The acquisition of ILICO allowed us to strengthen our life insurance business and ultimately provided us with a better balance of annuities and life insurance products.

         Today, we are well positioned in our focused segments: protection products and accumulation products. As of March 31, 2002, we had approximately 815,000 life insurance policies and fixed annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $73.7 billion. We also had life insurance reserves of $4.5 billion and fixed annuity reserves of $10.8 billion as of that date. Our total assets and our total shareholders' equity were $18.8 billion and $1.2 billion, respectively, as of March 31, 2002. Our principal executive offices are located at 699 Walnut Street, Des Moines, Iowa 50309-3948 and our telephone number is (515) 362-3600.

                                   THE OCEANS

OCEANs.............................     $185,000,000 aggregate original
                                        principal amount of our Optionally
                                        Convertible Equity-linked Accreting
                                        Notes (OCEANs(SM)) due March 6, 2032.
                                        Each OCEAN was issued at a price of
                                        $1,000.00.

Maturity...........................     March 6, 2032.

Yield and Principal Amount
at Maturity........................     The yield on the OCEANs, without taking
                                        into account any Contingent Interest (as defined below), will be approximately
                                        3.83% per annum compounded semiannually
                                        from March 6, 2002 through March 6,
                                        2007, and approximately 2.28% per annum
                                        compounded semiannually from March 6,
                                        2007 through maturity. We will pay a
                                        portion of the yield in cash, as Stated
                                        Interest, on each Interest Payment Date.
                                        Since only a portion of the yield on the OCEANs will be paid as Stated Interest, the principal amount of each OCEAN will accrete over time such that the principal amount of each OCEAN will be $1,270.00 at maturity as described below under "Accreted Principal Amount."

Stated Interest....................     We will pay Stated Interest equal to
                                        2.00% per annum of the original
                                        principal amount (or $20.00 per annum
                                        per OCEAN) semiannually on each Interest
                                        Payment Date to record holders on the
                                        preceding February 20 and August 23 of
                                        each year (each a "Record Date").

Interest Payment Dates.............     March 6 and September 6, commencing
                                        September 6, 2002. Interest on the
                                        OCEANs will be calculated on the basis
                                        of a 360-day year of twelve 30-day
                                        months.

Accreted Principal Amount..........     On each Interest Payment Date, the
                                        principal amount of each OCEAN will
                                        increase by the applicable yield on the
                                        OCEANs less the amount of Stated
                                        Interest payable on such date. Between
                                        Interest Payment Dates, the Accreted
                                        Principal Amount will be the linear
                                        interpolation of the Accreted Principal
                                        Amounts as of the immediately preceding
                                        and immediately succeeding Interest
                                        Payment Dates as described under
                                        "Description of the OCEANs--General."

Contingent Interest................     On and prior to March 6, 2004,
                                        Contingent Interest will be payable in
                                        cash on each Interest Payment Date in an amount equal to $11.70 per annum per OCEAN. After March 6, 2004, Contingent
                                        Interest will accrue from the record
                                        date for any regular cash dividends on
                                        our common stock and will be payable in
                                        cash on the next following March 6, June
                                        6, September 6 or December 6 (each a
                                        "Quarterly Contingent Interest Payment
                                        Date"). The amount of contingent
                                        interest payable per OCEAN will be equal to the regular cash dividends, if any, paid by us on a share of our common stock since the immediately preceding
                                        Quarterly Contingent Interest Payment
                                        Date, multiplied by the amount obtained
                                        by dividing $1,100.00 by the conversion
                                        price in effect on the record date for
                                        such regular cash dividends. See
                                        "Description of the OCEANs--Contingent
                                        Interest" for a more detailed discussion on the timing of payment and the calculation of the amount of Contingent
                                        Interest.

Deferral of Interest Payments......     If no event of default is continuing, we
                                        may defer payments of Stated Interest on the OCEANs from time to time, but at no time for more than ten consecutive semiannual periods. Interest on deferred
                                        Stated Interest payments will accrue at
                                        5.00% per annum, compounded
                                        semiannually, on each Interest Payment
                                        Date. We refer to the aggregate amount
                                        of such deferred payments of Stated
                                        Interest outstanding at any time,
                                        together with any accrued and unpaid
                                        interest thereon, as "Deferred
                                        Interest".

                                        We will pay all unpaid Deferred Interest on any OCEANs surrendered for conversion, redemption or repurchase. We have agreed that during any interest deferral period, among other things, we will not declare or pay dividends on our capital stock or pay interest on our junior debt securities.

Conversion Conditions..............     Holders may surrender OCEANs for
                                        conversion only if one or more of the
                                        following conversion conditions is
                                        satisfied and only for the periods set
                                        forth below and under "Description of
                                        the OCEANs--Conversion Rights":

                                        -    if the sale price per share of our
                                             common stock for at least 20
                                             trading days in the 30 trading-day
                                             period ending on the trading day
                                             prior to the conversion date
                                             exceeds 140% of our Initial Stock
                                             Price ($34.18), subject to
                                             adjustment;

                                        -    during any period in which an event
                                             of default has occurred and is
                                             continuing;

                                        -    if we have called the OCEANs for
                                             redemption, during the period
                                             ending two business days prior to
                                             the redemption date;

                                        -    during the five trading days after
                                             a notice that a Special Conversion
                                             Event (as described below) has
                                             occurred;

                                        -    during any period in which we defer
                                             payment of Stated Interest;

                                        -    during any period in which our
                                             senior long-term unsecured credit
                                             rating is downgraded by Standard &
                                             Poor's to BB+ or lower and by
                                             Moody's to Ba2 or lower, or if our
                                             senior long-term unsecured credit
                                             rating is suspended or withdrawn by
                                             both rating agencies, or if neither
                                             rating agency continues to provide
                                             ratings services or coverage to us;
                                             or

                                        -    during specified periods upon the
                                             occurrence of specified corporate
                                             transactions, including a change of
                                             control, described under
                                             "Description of the OCEANs--
                                             Conversion Rights--Conversion upon
                                             Specified Corporate Transactions."

                                        A Special Conversion Event will be
                                        deemed to have occurred if a holder
                                        requests that the bid solicitation agent obtain bids for such holder's OCEANs during a three trading-day Measurement Period, and a firm bid for such OCEANs cannot be obtained from specified securities dealers on any day during such period that is at least equal to 90% of the closing sale price of our common stock on any such day multiplied by the quotient of $1,100.00 divided by the conversion price then in effect, as more fully described under "Description of the OCEANs--Conversion
                                        Rights--Conversion upon a Special
                                        Conversion Event."
                                        We will, or will cause the trustee to,
                                        notify holders of the OCEANs of the
                                        occurrence of an event triggering the
                                        convertibility of the OCEANs.

Consideration upon Conversion......     The conversion price will be $37.598 per
                                        share, subject to adjustment under
                                        certain circumstances as described under
                                        "Description of the OCEANs--Conversion
                                        Rights--Adjustment of the Conversion
                                        Price."

                                        If at least one of the conditions for
                                        conversion is satisfied, holders may
                                        convert their OCEANs and would be
                                        entitled to receive:

                                        -    an amount of shares of our common
                                             stock per OCEAN equal to:

                                             (i)   if the OCEANs are converted
                                                   prior to March 6, 2007, the
                                                   Accreted Principal Amount of
                                                   the OCEANs on the date of
                                                   conversion divided by the
                                                   conversion price then in
                                                   effect;

                                             (ii)  if the OCEANs are converted
                                                   on or after March 6, 2007,
                                                   $1,100.00 (the Accreted
                                                   Principal Amount of the
                                                   OCEANs on March 6, 2007)
                                                   divided by the conversion
                                                   price then in effect; or

                                             (iii) notwithstanding the
                                                   foregoing, if the OCEANs are
                                                   convertible solely as a
                                                   result of a Special
                                                   Conversion Event, $990.00
                                                   divided by the conversion
                                                   price then in effect;

                                        -    cash in lieu of fractional shares;

                                        -    any accrued and unpaid Contingent
                                             Interest which accrued on or after
                                             March 6, 2004;

                                        -    if such OCEANs were converted upon
                                             the exercise of conversion rights
                                             arising by reason of a notice of
                                             redemption or a change of control
                                             or distribution described under
                                             "Description of the
                                             OCEANs--Conversion
                                             Rights--Conversion upon Specified
                                             Corporate Transactions," the sum of
                                             (i) any accrued and unpaid Stated
                                             Interest on such OCEANs up to but
                                             not including the conversion date,
                                             (ii) on or prior to March 6, 2004,
                                             accrued and unpaid Contingent
                                             Interest up to but not including
                                             the conversion date, and (iii) if
                                             such redemption or change of
                                             control or distribution occurs
                                             prior to March 6, 2007, an amount
                                             equal to the Make-Whole Premium (as
                                             defined under "Description of the
                                             OCEANs--Maturity; Redemption of
                                             OCEANs at Our Option--Optional
                                             Redemption upon Satisfaction of
                                             Market Price Condition") that would
                                             have been payable if such OCEANs
                                             had been redeemed on the conversion
                                             date; and
                                        -    if such conversion is during an
                                             Interest Deferral Period, all
                                             deferred Stated Interest payments
                                             on such OCEANs, including accrued
                                             and unpaid interest thereon.

                                        If a holder surrenders OCEANs for
                                        conversion during the period after any
                                        Record Date but prior to the
                                        corresponding Interest Payment Date, the holder must pay us at the time of surrender (1) the Stated Interest payable on such OCEANs on such Interest Payment Date, and (2) if the OCEANs are surrendered for conversion prior to March 6, 2004, the Contingent Interest payable on such OCEANs on such Interest Payment Date, unless in either case such OCEANs (x) have been called for redemption, or (y) are surrendered for conversion pursuant to the occurrence of a specified transaction described under "Description of the OCEANs--Conversion Rights--Conversion upon Specified
                                        Corporate Transactions."

Exchange in Lieu of Conversion.....     We may designate a financial institution
                                        to which OCEANs surrendered for
                                        conversion will be initially offered for exchange in lieu of our converting those OCEANs. OCEANs will not be offered for exchange if they are being converted as a result of our calling them for redemption or as a result of the occurrence of certain specified transactions described under
                                        "Description of the OCEANs--Conversion
                                        Rights--Conversion upon Specified
                                        Corporate Transactions." In order to
                                        accept OCEANs surrendered for
                                        conversion, the designated institution
                                        must agree to exchange for those OCEANs
                                        a number of shares of our common stock
                                        equal to the number of shares the holder of those OCEANs would receive upon conversion, plus a cash payment for any amounts we would have been required to pay to the holder upon conversion of such OCEANs. If the designated institution declines to accept for exchange any OCEANs in whole or in part, or if the designated institution does not timely deliver the related shares of our common stock and cash required to be paid, those OCEANs will be converted by the conversion agent.

Redemption of OCEANs at
Our Option.........................     We may redeem the OCEANs for cash at a
                                        price equal to their Accreted Principal
                                        Amount on the redemption date plus
                                        accrued and unpaid interest (including
                                        Stated Interest, Contingent Interest and
                                        Deferred Interest) up to but not
                                        including the redemption date, plus a
                                        Make-Whole Premium if the OCEANs are
                                        redeemed prior to March 6, 2007, if:

                                        -    the sale price of our common stock
                                             for at least 20 trading days in the
                                             30 trading-day period ending on the
                                             trading day prior to the day the
                                             notice of redemption is given
                                             exceeds 140% of our Initial Stock
                                             Price;

                                        -    a change of control has occurred;
                                             or

                                        -    a tax event has occurred and the
                                             conversion value of the OCEANs on
                                             any trading day within the five
                                             trading days immediately preceding
                                             the day the notice of redemption is
                                             given exceeds their Accreted
                                             Principal Amount by at least 10%
                                             (the conversion value for this
                                             purpose equals the product of (a)
                                             the sale price of our common stock
                                             on the determination date and (b)
                                             the number of shares of our common
                                             stock issuable upon conversion of
                                             the OCEANs on that date).

Repurchase at Option of Holder upon
a Change of Control................     If a change of control occurs, each
                                        holder may require us to purchase for
                                        cash all or a portion of that holder's
                                        OCEANs at a price equal to their
                                        Accreted Principal Amount on the date of repurchase plus accrued and unpaid interest (including Stated Interest,
                                        Contingent Interest and Deferred
                                        Interest) up to but not including the
                                        date of repurchase.

                                        An event that constitutes a change of
                                        control under the OCEANs may be an event of default under some of our other indebtedness, which could make it less likely for us to be able to repurchase OCEANs surrendered for repurchase upon a change of control.

Subordination......................     The OCEANs are subordinated in right of
                                        payment to all of our existing and
                                        future senior debt, pari passu with all
                                        of our future senior subordinated debt
                                        and senior to all of our existing and
                                        future junior subordinated debt. In
                                        addition, the OCEANs are effectively
                                        subordinated to all existing and future
                                        liabilities of our subsidiaries. The
                                        Indenture does not limit the amount of
                                        senior debt that we may incur. We expect from time to time to incur debt constituting senior debt.

                                        As of March 31, 2002, after giving
                                        effect to the sale of the OCEANs and the application of the net proceeds, on an unconsolidated basis, we had $396.9 million of indebtedness, $156.4 million of which was senior debt and $55.4 million of which was ranked junior to the OCEANs. In addition, our subsidiaries had $17.3 billion of liabilities, all of which were effectively senior to the OCEANs.

Sinking Fund.......................     None.

Use of Proceeds....................     We will not receive any of the proceeds
                                        from the sale by any selling
                                        securityholder of the OCEANs or of the
                                        shares of our common stock issuable upon conversion of the OCEANs.

DTC Eligibility....................     The OCEANs were issued in book-entry
                                        form and are represented by one or more
                                        permanent global certificates deposited
                                        with a custodian for and registered in
                                        the name of a nominee of The Depository
                                        Trust Company ("DTC"). Beneficial
                                        interests in those securities will be
                                        shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and those interests may not be exchanged for certificated securities, except in limited circumstances.

Trading............................     We do not intend to list the OCEANs on
                                        any national securities exchange. Our
                                        common stock is traded on the New York
                                        Stock Exchange under the symbol "AMH."

United States Federal Income Tax
Considerations.....................     The OCEANs are indebtedness subject to
                                        the United States Treasury regulations
                                        governing contingent payment debt
                                        instruments. Each holder will accrue
                                        interest on the OCEANs for United States federal income tax purposes on a constant yield to maturity basis at a rate of 9.917%, which is the rate comparable to the rate at which we have determined we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the OCEANs
                                        (including the level of subordination,
                                        term, timing of payments and general
                                        market conditions). Accordingly, each
                                        holder will recognize taxable income in
                                        excess of the amount of cash payments
                                        received while the OCEANs are
                                        outstanding.

                                        A holder also will recognize gain or
                                        loss on the sale, exchange, conversion
                                        or redemption of an OCEAN in an amount
                                        equal to the difference between the
                                        amount realized on the sale, exchange,
                                        conversion or redemption, including the
                                        fair market value of any common stock
                                        received upon conversion or otherwise,
                                        and the holder's adjusted tax basis in
                                        the OCEAN. Any gain recognized on the
                                        sale, exchange, conversion or redemption of an OCEAN generally will be ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss.

                                        Investors should consult their tax
                                        advisors regarding the tax treatment of
                                        the OCEANs and whether a purchase of an
                                        OCEAN is advisable in light of the
                                        above-described tax treatment and the
                                        investor's particular tax situation.



                               -------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE WILL NOT MAKE AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT OR AS SPECIFICALLY INDICATED IN THE DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                  RISK FACTORS

         You should consider carefully, in addition to the other information contained in this prospectus, the following factors before purchasing the OCEANs.

                       RISK FACTORS RELATING TO THE OCEANS

THE OCEANS ARE UNSECURED AND SUBORDINATE TO OUR SENIOR DEBT, AND, BECAUSE WE ARE A HOLDING COMPANY, YOUR RIGHTS UNDER THE OCEANS ARE EFFECTIVELY SUBORDINATE TO THE LIABILITIES OF OUR SUBSIDIARIES.

         The OCEANs are unsecured and rank junior in right of payment to all of our present and future senior debt (as defined under "Description of the OCEANs--Subordination"). This means that, in any bankruptcy or insolvency proceedings involving us, the holders of our senior debt are first entitled to receive payment in full of the amounts due to them before the holders of the OCEANs are entitled to receive or retain any payment in respect of the OCEANs. The indenture relating to the OCEANs does not limit the amount of senior debt that we may incur and we expect from time to time to incur indebtedness constituting senior debt. As of March 31, 2002, after giving effect to the sale of the OCEANs and the application of the net proceeds, on an unconsolidated basis, we had $156.4 million of senior debt.

         As we are a holding company, our cash flow and ability to service debt, including the OCEANs, depend upon the distribution of earnings, loans or other payments made by our subsidiaries to us. Our subsidiaries are separate legal entities and have no obligation with respect to our payment obligations. In addition, payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Our right to receive assets of our subsidiaries upon their liquidation or reorganization and, as a result, your right to participate in those assets will be effectively subordinated to the claims of each subsidiary's creditors, including trade creditors. In addition, even if we are recognized as a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us. As of March 31, 2002, our subsidiaries had $17.3 billion of liabilities.

WE MAY NOT BE ABLE TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL PURCHASE AND YOUR REPURCHASE RIGHT MAY RESULT IN A DEFAULT UNDER OUR SENIOR DEBT UNDER SOME CIRCUMSTANCES.

         If a change of control of AmerUs Group Co. occurs, you will have an option to require us to purchase your OCEANs for cash. See "Description of the OCEANs--Repurchase at Option of Holder upon a Change of Control." However, we may not have sufficient funds at that time to make the required purchase of all the OCEANs surrendered for purchase. In addition, an event that constitutes a "change of control" under the OCEANs may be an event of default under certain of our other indebtedness even though the agreements for such indebtedness define a "change of control" differently from the OCEANs indenture. As of July 19, 2002, such indebtedness (excluding the OCEANs) that could become due and payable as a result of the occurrence of a "change of control" amounted to approximately $91 million, including (i) approximately $63 million outstanding under our $175 million revolving credit facility agreement with The Bank of New York, Mellon Bank, Fleet National Bank and other financial institutions, and (ii) approximately $21 million outstanding under our $27.5 million facility and guaranty agreement with The First National Bank of Chicago and other financial institutions. As we may be required to repay all outstanding amounts under the foregoing indebtedness at the same time we repurchase OCEANs surrendered for repurchase, we may not be able to repurchase all surrendered OCEANs. In addition, we may be required to obtain the consent of some of our lenders, including the lenders under our revolving credit agreement, to repurchase the OCEANs under the terms of our agreements with them. If we do not obtain such consent or refinance such borrowings, we could default under the terms of those agreements if we repurchase your OCEANs. If we fail to repurchase your OCEANs when required to do so, we will be in default with respect to the OCEANs, which might also constitute a default under the terms of our other debt at that time. In these circumstances, the subordination provisions in the indenture will restrict payments to you until our senior debt is repaid in full.

THE VALUE OF THE CONVERSION RIGHTS ASSOCIATED WITH THE OCEANS MAY BE SUBSTANTIALLY LESSENED OR ELIMINATED IF WE ARE PARTY TO A MERGER, CONSOLIDATION OR OTHER SIMILAR TRANSACTION.

         If we are party to a consolidation, merger or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert an OCEAN into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its OCEAN immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the OCEANs in the future. For example, if we were acquired in a cash merger, each OCEAN would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

AN ACTIVE TRADING MARKET FOR THE OCEANS MAY NOT DEVELOP.

         The OCEANs comprise a new issue of securities for which there is currently no public market. We do not plan to list the OCEANs on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the OCEANs will develop or as to the liquidity or sustainability of any such market, your ability to sell your OCEANs or the price at which you will be able to sell your OCEANs. Future trading prices of the OCEANs will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE OCEANS.

         We and each holder, by its purchase of OCEANs, have agreed to treat the OCEANs as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. As a result, you will be required to accrue interest on a constant yield to maturity basis at a rate equal to 9.917%, which is comparable to the rate at which we would borrow in a non-contingent, non-convertible borrowing. As a result, you will be required to include amounts as ordinary income, in your income, in advance of the receipt of a cash payment. The amount of interest income required to be included by you each year will be in excess of the yield to maturity of the OCEANs. In addition, you will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the OCEANs at a gain; any loss will be ordinary loss to the extent of interest previously included in income, and, thereafter, capital loss. See "Certain United States Federal Income Tax Considerations."

DEFERRAL OF INTEREST PAYMENTS WILL HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE OCEANS.

         If no event of default under the OCEANs has occurred and is continuing, we can defer payments of Stated Interest from time to time for up to 10 consecutive semiannual periods. During any interest deferral period, Stated Interest will continue to accrue on the OCEANs and the deferred payments of Stated Interest would also accrue interest, compounded semiannually, at the rate of 5.00% per annum (to the extent permitted by law).

         If we defer interest payments on the OCEANs, you generally will be required to recognize interest income for United States federal income tax purposes, before you receive any cash relating to that interest. In addition, you will not receive the cash paid by us for such deferred interest if you sell the OCEANs to another investor before the end of any interest deferral period or before the record date for the payment of such deferred interest.

         If we exercise our right to defer payments of Stated Interest in the future, the OCEANs may trade at a price that does not fully reflect the value of accrued but unpaid interest on the OCEANs. In addition, our right to defer payments of Stated Interest on the OCEANs may cause the market price for the OCEANs to be more volatile than other securities that do not have such right.

         See "Certain United States Federal Income Tax Consequences" for more information regarding the tax consequences of purchasing, holding and selling the OCEANs.

YOU MAY ONLY CONVERT THE OCEANS INTO SHARES OF OUR COMMON STOCK UNDER CERTAIN CIRCUMSTANCES, WHICH MAY NOT OCCUR.

         The OCEANs may only be converted into shares of our common stock if one or more of the conditions described under "Description of the OCEANs--Conversion Rights" are satisfied. We cannot assure you that any OCEANs you purchase will become convertible into shares of our common stock prior to their stated maturity. If you are unable to convert your OCEANs prior to their stated maturity, you may be unable to realize the value of the conversion rights associated with your OCEANs.

              RISK FACTORS RELATING TO OUR BUSINESS AND OPERATIONS

PAYMENT OF DIVIDENDS BY OUR LIFE INSURANCE SUBSIDIARIES TO US IS REGULATED BY STATE INSURANCE LAWS.

         Payment of dividends to us by our life insurance subsidiaries is regulated by the state insurance laws of their respective jurisdictions of incorporation. Our significant life insurance subsidiaries are located in Iowa, Kansas, Indiana and New York. State insurance laws of each of these jurisdictions generally impose limitations on the ability of each of these subsidiaries to pay dividends to us. If any proposed dividend payment exceeds stated statutory limitations, our subsidiary must obtain the prior approval of the Commissioner of Insurance of that state to pay that dividend amount. In addition, the amount of dividends that we actually receive from our subsidiaries depends upon their respective business and financial performance and may be less than the maximum amounts permitted under such statutory limitations. If any of our life insurance subsidiaries cannot pay dividends or interest to us in the future, our earnings would be significantly reduced, which may adversely affect the trading prices of our common stock and the OCEANs and our ability to service interest payments on our indebtedness, including the OCEANs.

WE FACE INTENSE COMPETITION FROM OTHER INSURANCE COMPANIES, BANKS AND NON-INSURANCE FINANCIAL SERVICE COMPANIES FOR CUSTOMERS AND SALES AGENTS.

         We compete for customers and agents and other distributors of life insurance and annuity products with a large number of other insurers and non-insurance financial service companies, such as banks, broker-dealers and mutual funds. Many of our competitors have greater financial resources than we do and offer alternative products. Many other insurers have higher claims-paying ability and financial strength ratings than we do. National banks, with their large existing customer bases, may increasingly compete with insurers as a result of court rulings allowing national banks to sell annuity products in some circumstances, and as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. Specifically, the Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. These developments may increase our competition by substantially increasing the number, size and financial strength of our potential competitors who may be able to offer more competitive pricing than we can, due to economies of scale.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SALES REPRESENTATIVES AND DEVELOP NEW DISTRIBUTION CHANNELS, SALES OF OUR PRODUCTS AND SERVICES MAY BE REDUCED.

         We distribute our life insurance and annuity products and services through a variety of distribution channels, including our own sales organizations, independent brokers, banks, broker-dealers and other third-party marketing organizations. We must attract and retain sales representatives to sell our life insurance and annuity products. Strong competition exists among financial services companies for efficient sales representatives. We compete with other financial services companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient sales representatives to sell our products, our ability to compete and our revenues would suffer.

FUTURE DOWNGRADES IN THE RATINGS OF OUR LIFE INSURANCE SUBSIDIARIES COULD ADVERSELY AFFECT SALES OF OUR LIFE INSURANCE AND ANNUITY PRODUCTS.

         Ratings with respect to claims-paying ability and financial strength are increasingly important factors in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically and there can be no assurance that our current ratings will be maintained in the future. Our claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors in our securities.

         A rating downgrade, or the potential for such a downgrade, of any of our life insurance subsidiaries could, among other things:

         - materially increase the number of policy or contract surrenders for all or a portion of their net cash values and withdrawals by policyholders of cash values from their policies;

         - result in the termination of our relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services;

         - reduce new sales, particularly with respect to general account guarantees and funding agreements purchased by financial institutions; and

         - result in higher interest rates becoming payable on outstanding loans under our existing revolving credit facility.

SEVERE INTEREST RATE FLUCTUATIONS COULD HAVE A NEGATIVE IMPACT ON POLICYOWNER BEHAVIOR AND ADVERSELY AFFECT OUR ABILITY TO PAY POLICYOWNER BENEFITS AND OUR RESULTS OF OPERATIONS.

         Severe interest rate fluctuations could adversely affect the ability of our life insurance subsidiaries to pay policyowner benefits with operating and investment cash flows, cash on hand and other cash sources. We seek to limit the impact of changes in interest rates on the profitability and surplus of our life insurance operations by managing the duration of our assets relative to the duration of our liabilities. During a period of rising interest rates, policy surrenders, withdrawals and requests for policy loans may increase as customers seek to achieve higher returns. Despite our efforts to reduce the impact of rising interest rates, we may be required to sell assets to raise the cash necessary to respond to such surrenders, withdrawals and loans, thereby realizing capital losses on the assets sold. An increase in policy surrenders and withdrawals may also require us to accelerate amortization of policy acquisition costs relating to these contracts, which would further reduce our net income.

         During periods of declining interest rates, borrowers may prepay or redeem mortgages and bonds that we own, which would force us to reinvest the proceeds at lower interest rates. Most of our insurance and annuity products provide for guaranteed minimum yields and we are unable to lower our payouts to customers in response to the lower return we will earn on our investments. In addition, it may be more difficult for us to maintain our desired spread between the investment income that we earn and our payouts to customers during periods of declining interest rates thereby reducing our profitability. A reduction in interest rates could also depress the market for our fixed annuity products. While policyowners may pay surrender charges to terminate policies, such terminations would reduce our future income.

WE MAY BE EXPOSED TO UNIDENTIFIABLE OR UNANTICIPATED LIABILITIES IF WE CANNOT EFFECTIVELY MANAGE OUR RISKS, WHICH COULD NEGATIVELY AFFECT THE AMOUNTS THAT OUR LIFE INSURANCE SUBSIDIARIES MAY DISTRIBUTE TO US AS DIVIDENDS.

         We have devoted significant resources to developing our risk management policies and procedures and we expect to continue to do so in the future. Nonetheless, these policies and procedures to identify, monitor and manage risks may not be fully effective. Many of the methods of managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us and that may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. If any of our life insurance subsidiaries is exposed to unexpected liabilities due to a failure of our risk management policies or procedures, its results of operations may be negatively affected, which may also reduce the amount that it can distribute to us as dividends.

OUR RESERVES ESTABLISHED FOR FUTURE POLICY BENEFITS AND CLAIMS MAY PROVE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES.

         Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our products and establishing liabilities for future insurance and annuity policy benefits and claims. The liability that we have established for future policy benefits is based on assumptions concerning a number of factors, including the amount of premiums that we will receive in the future, rate of return on assets we purchase with premiums received, expected claims, expenses and persistency, which is the measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums. However, due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. As a result, we may experience volatility in the level of our reserves from period to period. To the extent that actual claims experience is less favorable than our underlying assumptions, we could be required to increase our liabilities, which may harm our financial strength and reduce our profitability.

OUR INVESTMENT PORTFOLIO IS SUBJECT TO RISKS WHICH MAY DIMINISH THE VALUE OF OUR INVESTED ASSETS AND AFFECT OUR SALES AND PROFITABILITY.

         We are subject to the risk that the issuers of the fixed maturity and other debt securities we own will default on principal and interest payments, particularly if a major downturn in economic activity occurs. As of March 31, 2002, our investment operations held $13.5 billion of fixed maturity securities, or 88.3% of our total invested assets, of which less than 8% were below investment grade. An increase in defaults on our fixed maturity securities portfolio could harm our financial strength and reduce our profitability.

         We may also have difficulty selling our privately placed fixed maturity securities, commercial mortgage loans and real estate investments because they are less liquid than our publicly traded securities. As of March 31, 2002, our privately placed fixed maturity securities, commercial mortgage loans and real estate investments represented approximately 15.3% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

         We use derivative instruments to hedge various risks we face in our businesses. We enter into a variety of derivative instruments, including interest rate swaps, swaptions, currency swaps, financial futures and mortgage-backed security forward contracts, with a number of counterparties. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to effectively hedge the related risk. That failure may harm our financial strength and reduce our profitability.

OTHER MARKET FLUCTUATIONS AND GENERAL ECONOMIC, MARKET AND POLITICAL CONDITIONS MAY ALSO NEGATIVELY AFFECT OUR BUSINESS AND PROFITABILITY.

         Our investment returns, and thus our profitability, may also be adversely affected from time to time by conditions affecting our specific investments and, more generally, by stock, real estate and other market fluctuations and general economic, market and political conditions.

         Our ability to make a profit on insurance products and annuities depends in part on the returns on investments supporting our obligations under these products and the value of specific investments may fluctuate substantially depending on the foregoing conditions.

         We also engage in proprietary trading of equities, commodities and futures and take proprietary positions in our hedge portfolios and our proprietary investment and syndication activities. The foregoing activities expose us to significant market risk as we buy securities or other assets, all of which are subject to market fluctuation. Even though we generally buy the securities or other assets for resale and the risk in most, but not all, cases is short-term, our exposure is often for large amounts. We use a variety of strategies to hedge our exposure to interest rate and other market risk. However, hedging strategies are not always available, and our hedging could be ineffective.

         The current uncertain trends in the U.S. and international economic and investment climates may adversely affect our businesses and profitability in 2002, and can be expected to continue to do so unless conditions improve.

APPLICABLE LAWS AND OUR ARTICLES OF INCORPORATION AND BY-LAWS MAY DISCOURAGE TAKEOVERS AND BUSINESS COMBINATIONS THAT OUR STOCKHOLDERS AND OCEAN HOLDERS MIGHT CONSIDER IN THEIR BEST INTERESTS.

         State laws and our articles of incorporation and by-laws may delay, defer, prevent, or render more difficult a takeover attempt that our stockholders and OCEAN holders might consider to be in their best interests. For instance, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. State laws and our articles of incorporation and by-laws may also make it difficult for our stockholders to replace or remove our management, which may also delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

         Under the Iowa insurance laws, no person may acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of AmerUs without the prior approval of the Iowa Insurance Commissioner prior to September 20, 2005.

In addition, laws of the various states where each of our significant life insurance subsidiaries is located also require the prior approval of the relevant state insurance commissioner for any change of control in AmerUs and/or that subsidiary as specified under such state laws.

         Provisions in our articles of incorporation and by-laws may delay, defer or prevent a takeover attempt, including provisions:

         - permitting our board of directors to issue one or more series of preferred stock;

         -    dividing our board of directors into three classes;

         - permitting our board of directors to fill vacancies on our board of directors; and

         - imposing advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings.

CHANGES IN INSURANCE, SECURITIES AND OTHER REGULATION IN THE UNITED STATES MAY REDUCE OUR PROFITABILITY.

         Our life insurance subsidiaries are subject to regulation by state regulators under the insurance laws of states in which they conduct business. AmerUs Life Insurance Company is regulated by the Iowa Insurance Division. In addition, American Investors Life Insurance Company, Inc., Delta Life and Annuity Company and IL Annuity and Insurance Company are regulated by the Kansas Insurance Department; Indianapolis Life Insurance Company is regulated by the Indiana Insurance Department; and Bankers Life Insurance Company of New York is regulated by the New York insurance authority. The purpose of such regulation is primarily to provide safeguards for policyowners rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers including the authority to grant or revoke operating licenses and to regulate sales practices, investments, deposits of securities, the form and content of financial statements and insurance policies, accounting practices and the maintenance of specified reserves and capital.

         Certain of our protection products and accumulation products are innovative and relatively new. The regulatory framework at the state and federal level applicable to such products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. For example, the SEC may propose new regulations or policies with respect to equity-indexed insurance products which may affect the marketing of such products or impose requirements that some or all such products be registered with the SEC. In addition, our joint venture with Ameritas Life Insurance Corporation is also subject to regulation under federal and state securities laws in connection with its sale of variable life and annuity products. Changes to laws or regulations that restrict the conduct of such business could reduce the value of our investment in this joint venture.

WE MAY EXPERIENCE VOLATILITY IN NET INCOME DUE TO CHANGES IN STANDARDS FOR ACCOUNTING FOR DERIVATIVES.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires us to include all derivatives in our consolidated statement of financial position at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Changes in derivative fair values are either recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value is immediately recognized in earnings. Derivatives not used in hedging activities must be adjusted to fair value through earnings. We adopted SFAS 133 effective January 1, 2001. The cumulative effect of the application of SFAS 133 included a negative effect of $8.2 million on net income and a positive effect of $2.7 million on accumulated other comprehensive income. During the year ended December 31, 2001, we recognized the change in value related to cash flow hedges in accumulated other comprehensive income. The impact of the application of SFAS 133 on net income during the year ended December 31, 2001 was a net unrealized loss of $5.8 million and the impact to accumulated other comprehensive income was an unrealized loss of $5.9 million. The impact of the application of SFAS 133 on our net income during the quarter ended March 31, 2002 was a net unrealized loss of $5.3 million and the impact on our accumulated other comprehensive income was an unrealized gain of $1.6 million.

WE MAY EXPERIENCE VOLATILITY IN NET INCOME DUE TO RECENT CHANGES IN STANDARDS FOR BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS.

         In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards Nos. 141, "Business Combinations" and 142, "Goodwill and Other Intangible Assets." Accordingly, our accounting for business combinations, goodwill and other intangible assets changed effective January 1, 2002. The accounting change includes the adoption of a non-amortization, impairment-only model for our goodwill and indefinite-lived intangible assets and a more stringent test methodology for measuring and recognizing impairment losses. The new statements require testing for impairment on an annual basis. Net income could be negatively impacted if impairment losses are recognized. We are presently studying the impact the accounting change will have on our accounting policies.

CHANGES IN FEDERAL INCOME TAX LAW COULD MAKE SOME OF OUR PRODUCTS LESS ATTRACTIVE TO CONSUMERS OR INCREASE OUR TAX COSTS.

         In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001, or the 2001 Act, was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. The 2001 Act also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent's estate. Some of these changes might hinder sales of insurance products by our life insurance subsidiaries and result in the increased surrender of insurance products. We cannot predict the overall effect the tax law changes included in the 2001 Act may have on the sales of our products.

         Congress has, from time to time, also considered other tax legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract. Congress, as well as foreign, state and local governments, also consider from time to time legislation that could increase the tax costs associated with our life insurance subsidiaries.

         No prediction can be made as to whether any such legislation will be enacted, what the specific terms of any such legislation will be or how, if at all, it might affect sales of insurance products by our life insurance subsidiaries, and thus indirectly, the interests of holders of the OCEANs.

OUR ACQUISITION OF ILICO AND FUTURE ACQUISITIONS THAT WE MAKE MAY RESULT IN CERTAIN RISKS FOR OUR BUSINESS AND OPERATIONS.

         We have made a number of significant acquisitions in the past, including our acquisition of the Indianapolis Life Insurance Company, or ILICO, in May 2001, and we may make additional acquisitions in the future. Acquisitions involve a number of risks, including the diversion of our management's attention and other resources, the incurrence of unexpected liabilities and the loss of key personnel and clients of acquired companies. Any intangible assets that we acquire may have a negative impact on our financial statements. In addition, the success of our future acquisitions will depend in part on our ability to combine operations, integrate departments, systems and procedures and obtain cost savings and other efficiencies from the acquisitions. We may incur significant additional indebtedness, including assuming an acquired company's debt, in connection with a future acquisition, which may have an adverse effect on our financial ratings and results. If we finance an acquisition through the issuance of our common stock, there may be a dilution of the ownership interests represented by our common stock into which the OCEANs may be convertible. Failure to effectively consummate or manage our future acquisitions may adversely affect our existing businesses and harm our operational results. We are still in the process of integrating the business and operations of ILICO with our existing businesses and operations and we cannot assure you that we can efficiently or effectively do so.

LITIGATION AND REGULATORY INVESTIGATIONS MAY HARM OUR FINANCIAL STRENGTH AND REDUCE OUR PROFITABILITY.

         Life insurance companies have historically been subject to substantial litigation resulting from claims disputes and other matters. In addition to the traditional policy claims associated with their businesses, insurance companies are increasingly facing policyholder suits, class actions and disputes with reinsurers. The class actions and policyholder suits are often in connection with life insurance sales practices, policy and claims administration practices and other market conduct issues. State insurance departments are increasingly focusing on sales practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of life insurance companies.

         As a result of these trends, we are in the ordinary course of our business a plaintiff or defendant in actions arising out of our insurance business and investment operations, including class actions and reinsurance disputes, and, from time to time, are also involved in various governmental and administrative proceedings. Such litigation and proceedings may harm our financial strength and reduce our profitability. We cannot assure you that such litigation will not adversely affect our future business, financial condition or results of operations.

WE MAY NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCKS; ASSETS ALLOCATED TO THE CLOSED BLOCKS BENEFIT ONLY THE HOLDERS OF CLOSED BLOCK POLICIES.

         In connection with the reorganization undertaken by AmerUs in June 1996, AmerUs Life Insurance Company, or ALIC, allocated specific assets for the benefit of insurance policies and annuities that pay dividends or provide interest credits. These allocated assets are referred to as a "Closed Block." We established a second Closed Block as of March 31, 2000 in connection with the reorganization of ILICO to a stock form. Each Closed Block was designed to provide reasonable assurance to policyholders that, after the respective reorganizations of ALIC and ILICO, assets would be available to maintain policy dividends and interest credits in effect prior to the reorganization if the experience underlying the existing scales of such policy dividends and interest credits were to continue. Any excess of cumulative favorable experience for Closed Block policies over unfavorable experience will be available for distribution over time to the Closed Block policyowners and will not be available to us.

         AmerUs will continue to pay guaranteed benefits under the policies included in the Closed Blocks in accordance with their terms. Assets included in our Closed Blocks, cash flows generated by these assets and anticipated revenues from policies included in the Closed Blocks may not be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, AmerUs must fund the shortfall from its general funds. Even if they are sufficient, we may choose for business reasons to support dividend payments on policies in either of the Closed Blocks with our general account funds.

         Assets included in each Closed Block, cash flows generated by such assets and anticipated revenues from policies in each Closed Block will benefit only the holders of those policies. Any excess earnings will be available for distribution over time to Closed Block policyholders, but will not be available to AmerUs stockholders. Unless the relevant state Insurance Commissioner consents to an earlier termination, each Closed Block will continue to be in effect until the date on which none of the policies in that Closed Block remain in force. We bear the costs of operating and managing the Closed Blocks and, accordingly, such costs were not funded as part of the assets allocated to the Closed Blocks. Any increase in such costs in the future would be borne by us.

THE IMPACT OF RECENT TERRORIST ATTACKS AND POSSIBLE MILITARY AND OTHER ACTIONS MAY ADVERSELY AFFECT OUR INVESTMENT PORTFOLIO.

         Terrorist attacks in New York City and Washington, D.C. on September 11, 2001 disrupted commerce throughout the United States, resulted in significant loss of lives and caused significant volatility and declines in the United States and other securities markets. The continued threat of terrorism within the United States and Europe, and the military action and heightened security measures in response to that threat, may cause additional disruptions to commerce, reduced economic activity and continued volatility in markets throughout the world, which may decrease our net income, revenue and assets under management. Some of the assets in our investment portfolio, such as airline and leisure industry securities, have been adversely affected by the declines in the securities markets and economic activity caused by the terrorist attacks and the military action and heightened security measures. The effect of these events on the valuation of these investments is uncertain and there may be additional impairments.

         Moreover, the cost and possibly the availability, in the future, of reinsurance covering terrorist attacks for our individual life, accidental death and dismemberment and disability insurance operations are uncertain. Although our ratings have not been affected by the terrorist attacks on the United States and remain stable, over time the rating agencies could re-examine the ratings affecting the insurance industry generally, including the ratings of our life insurance subsidiaries. In addition, declines in the securities markets and reduced commercial and economic activity may impact our assumptions in assessing the value of intangibles from prior acquisitions and the amortization patterns for deferred policy acquisition costs. In the event there is a need to change our assumptions, this may lead to a material impairment of these assets.

         In our life insurance segment, we estimate our payouts from life insurance benefit claims resulting from the September 11th attacks to be approximately $1.2 million. We do not engage in any property and casualty insurance business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. We identify forward-looking statements by the words such as "may," "will," "plan," "intend," "believe," "expect," "estimate," "continue," and similar expressions that refer to the future. Estimates, forecasts and other forward-looking statements included, or incorporated by reference, in this prospectus are based on many assumptions about complex economic and operating factors that cannot be predicted accurately, and are subject to factors that may cause our actual results to differ materially from the views, beliefs and projections expressed in those statements.

         Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (a) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of our policies; (b) our ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (c) customer response to new products, distribution channels and marketing initiatives; (d) mortality, morbidity, and other factors which may affect the profitability of our insurance products; (e) our ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (f) changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of our products; (g) increasing competition in the sale of insurance and annuities and the recruitment of sales representatives; (h) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (i) our ratings and those of our subsidiaries by independent rating organizations which we believe are particularly important to the sale of our products; (j) the performance of our investment portfolios; (k) the impact of changes in standards of accounting for derivatives and business combinations, goodwill and other intangibles and purchase accounting adjustments; (l) our ability to integrate the business and operations of acquired entities; (m) expected life and annuity product margins; (n) the impact of investment transactions; and (o) unanticipated litigation or regulatory investigations.

         There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement. You should refer to the risk factors described in this prospectus and the documents incorporated by reference in this prospectus for a fuller description of the risks relating to an investment in the OCEANs.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by any selling securityholder of the OCEANs or the underlying shares of our common stock issuable upon conversion of the OCEANs.



                       RATIO OF EARNINGS TO COMBINED FIXED
                    CHARGES AND PREFERENCE SECURITY DIVIDENDS

         Our ratio of earnings to combined fixed charges and preference security dividends for each of the periods indicated is as follows:

                                                                 FISCAL YEAR ENDED                              THREE MONTHS ENDED
                                       ----------------------------------------------------------------------   --------------------
                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,  MARCH 31,
                                           1997          1998          1999           2000           2001         2001       2002
                                       ------------  ------------  ------------   ------------   ------------   ---------  ---------
Ratio of earnings to combined fixed
   charges and preference security
   dividends                               4.39x         3.62x          4.26x          4.59x          5.04x        4.65x      7.01x

         For purposes of computing the ratio of earnings to combined fixed charges and preference security dividends, "earnings" consists of income from operations before income taxes and minority interest, if applicable, fixed charges and pre-tax earnings required for preference security dividend requirements. "Fixed charges" consist of interest expense on debt, amortization of debt expense, preference security dividend requirements and interest within rental expense, but do not include interest credited to deferred annuity account balances which are not considered borrowing costs for a life insurance company. Our consolidated income statement data for 1997 includes the results for Delta Life and Annuity Company, or Delta, subsequent to the acquisition date of October 23, 1997 and the results for American Investors Life Insurance Company, or American, subsequent to the acquisition date of December 19, 1997. Our consolidated income statement data for 2001 includes the results for Indianapolis Life Insurance Company, or ILICO, subsequent to the acquisition date of May 18, 2001.

                           DESCRIPTION OF THE OCEANS

         We issued the Optionally Convertible Equity-linked Accreting Notes (OCEANs(SM)) under an Indenture, dated as of March 6, 2002 (the "Indenture"), between us and BNY Midwest Trust Company, as Trustee (the "Trustee"). A copy of the Indenture may be obtained from us upon written request. The statements under this caption relating to the Indenture and the OCEANs are summaries and do not purport to be complete. These summaries use a number of terms that are defined in the Indenture and these summaries are qualified in their entirety by express reference to the Indenture. The terms of the OCEANs also include those made a part of the Indenture by reference to the Trust Indenture Act of 1939. For purposes of this section, the terms "we," "us," "our" and "AmerUs" mean only AmerUs Group Co. and not its subsidiaries.

GENERAL

         The OCEANs are our general unsecured senior subordinated obligations limited to an aggregate original principal amount of $185,000,000 and an aggregate principal amount at maturity of $234,950,000. The OCEANs will mature on March 6, 2032. The OCEANs were issued in an original principal amount of $1,000.00 per OCEAN, with a principal amount at maturity of $1,270.00 per OCEAN.

         The yield on the OCEANs (without taking into account any Contingent Interest) will be approximately 3.83% per annum compounded semiannually from the date of issuance through March 6, 2007, and approximately 2.28% per annum compounded semiannually from March 6, 2007 through maturity. We will pay a portion of the yield ("Stated Interest") as cash interest semiannually on each March 6 and September 6, commencing on September 6, 2002 (each an "Interest Payment Date") at a rate of 2.00% per annum of the original principal amount of the OCEANs (or $20.00 per annum per $1,000.00 original principal amount of OCEANs) to the registered holders of record on the preceding February 20 and August 23 (each a "Record Date"). We call this cash interest the "Stated Interest." We will also pay Contingent Interest on the OCEANs as described below under "--Contingent Interest." Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

         As described below, the principal amount of the OCEANs will increase on each Interest Payment Date at a rate per annum equal to the applicable yield on the OCEANs less the Stated Interest to be paid on such Interest Payment Date, whether or not such Stated Interest is deferred as described below. Between Interest Payment Dates, the Accreted Principal Amount will be the linear interpolation of the Accreted Principal Amounts as of the immediately preceding and immediately succeeding Interest Payment Dates as set forth in the following paragraph.

         The "Accreted Principal Amount" for any date, for each $1,000.00 original principal amount of OCEANs:

                  (1) if such date occurs on an Interest Payment Date, the Accreted Principal Amount will equal the amount set forth below for such date:

        INTEREST PAYMENT DATE        ACCRETED PRINCIPAL AMOUNT     INTEREST PAYMENT DATE          ACCRETED PRINCIPAL AMOUNT
        ---------------------        -------------------------     ---------------------          -------------------------
          September 6, 2002                 $1,009.17                  September 6, 2017                  $1,159.91
              March 6, 2003                 $1,018.51                      March 6, 2018                  $1,163.14
          September 6, 2003                 $1,028.03                  September 6, 2018                  $1,166.40
              March 6, 2004                 $1,037.74                      March 6, 2019                  $1,169.70
          September 6, 2004                 $1,047.63                  September 6, 2019                  $1,173.03
              March 6, 2005                 $1,057.71                      March 6, 2020                  $1,176.41
          September 6, 2005                 $1,067.98                  September 6, 2020                  $1,179.82
              March 6, 2006                 $1,078.45                      March 6, 2021                  $1,183.27
          September 6, 2006                 $1,089.12                  September 6, 2021                  $1,186.76
              March 6, 2007                 $1,100.00                      March 6, 2022                  $1,190.29
          September 6, 2007                 $1,102.54                  September 6, 2022                  $1,193.86



        INTEREST PAYMENT DATE        ACCRETED PRINCIPAL AMOUNT     INTEREST PAYMENT DATE          ACCRETED PRINCIPAL AMOUNT
        ---------------------        -------------------------     ---------------------          -------------------------
              March 6, 2008                 $1,105.11                      March 6, 2023                  $1,197.48
          September 6, 2008                 $1,107.71                  September 6, 2023                  $1,201.13
              March 6, 2009                 $1,110.34                      March 6, 2024                  $1,204.82
          September 6, 2009                 $1,113.00                  September 6, 2024                  $1,208.56
              March 6, 2010                 $1,115.69                      March 6, 2025                  $1,212.34
          September 6, 2010                 $1,118.41                  September 6, 2025                  $1,216.16
              March 6, 2011                 $1,121.16                      March 6, 2026                  $1,220.03
          September 6, 2011                 $1,123.94                  September 6, 2026                  $1,223.94
              March 6, 2012                 $1,126.76                      March 6, 2027                  $1,227.89
          September 6, 2012                 $1,129.60                  September 6, 2027                  $1,231.89
              March 6, 2013                 $1,132.48                      March 6, 2028                  $1,235.93
          September 6, 2013                 $1,135.39                  September 6, 2028                  $1,240.03
              March 6, 2014                 $1,138.34                      March 6, 2029                  $1,244.16
          September 6, 2014                 $1,141.32                  September 6, 2029                  $1,248.35
              March 6, 2015                 $1,144.33                      March 6, 2030                  $1,252.58
          September 6, 2015                 $1,147.38                  September 6, 2030                  $1,256.86
              March 6, 2016                 $1,150.46                      March 6, 2031                  $1,261.19
          September 6, 2016                 $1,153.57                  September 6, 2031                  $1,265.57
              March 6, 2017                 $1,156.73                      March 6, 2032                  $1,270.00

                  (2) Prior to September 6, 2002, the Accreted Principal Amount will equal the sum of (a) $1,000.00 and (b) an amount equal to the product of (x) the Accreted Principal Amount on September 6, 2002 less $1,000.00 multiplied by (y) a fraction, the numerator of which is the number of days from March 6, 2002 to such date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; and

                  (3) Between any two Interest Payment Dates, the Accreted Principal Amount will equal the sum of (a) the Accreted Principal Amount for the Interest Payment Date immediately preceding such date and (b) an amount equal to the product of (x) the Accreted Principal Amount for the immediately following Interest Payment Date less the Accreted Principal Amount for the immediately preceding Interest Payment Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Interest Payment Date to such date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

         If an Interest Payment Date falls on a date that is not a business day, payment will be made on the next business day (and without any interest or other payment in respect of this delay). A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

         Each holder is deemed to agree in the Indenture, for United States federal income tax purposes, to treat the OCEANs as "contingent payment debt instruments" and to be bound by our application of the United States Treasury regulations governing contingent payment debt instruments under which each holder will be required to recognize taxable income in excess of the amount of cash payments received while the OCEANs are outstanding. See "Certain United States Federal Income Tax Considerations--Classification of the OCEANs" and "--United States Holders--Accrual of Interest on the OCEANs."

         See "--Book-Entry System" for information regarding the form, documents and mechanics for transferring the OCEANs.

CONTINGENT INTEREST

         On and prior to March 6, 2004, we will pay an additional cash amount on the OCEANs that is not included in the calculation of the yield on the OCEANs ("Contingent Interest") on each Interest Payment Date equal to $11.70 per annum per OCEAN. After March 6, 2004, for each $1,000.00 original principal amount of OCEANs, Contingent Interest will accrue from the record date for any Regular Cash Dividends (as defined below) on our common stock and will be payable in cash on the next following March 6, June 6, September 6 or December 6 (each a "Quarterly Contingent Interest Payment Date") to the registered holders of record on the February 20, May 23, August 23, or November 22 preceding each such Quarterly Contingent Interest Payment Date (each a "Quarterly Contingent Interest Record Date") in an amount equal to the Regular Cash Dividends, if any, paid by us on our common stock since the immediately preceding Quarterly

Contingent Interest Payment Date, multiplied by the amount obtained by dividing $1,100.00 (the Accreted Principal Amount of an OCEAN on March 6, 2007) by the conversion price in effect on the record date for such Regular Cash Dividends.

         "Regular Cash Dividends" are regular, fixed, annual, quarterly or other periodic cash dividends as declared by our board of directors as part of our dividend payment practice or stated cash dividend policy, whether publicly announced or not, and do not include any other dividends or distributions (such as any dividends designated by our board of directors as extraordinary, special or otherwise nonrecurring).

         Any holder that surrenders OCEANs for conversion after March 6, 2004 is entitled to any accrued and unpaid Contingent Interest and, if the holder surrenders OCEANs for conversion after any Quarterly Contingent Interest Record Date but on or before the related Quarterly Contingent Interest Payment Date, shall be entitled to keep the Contingent Interest payable on such OCEANs on such Quarterly Contingent Interest Payment Date.

SUBORDINATION

         The OCEANs are senior subordinated debt of AmerUs, subordinate in right of payment to all of our Senior Debt (as defined below), pari passu with all of our other senior subordinated debt, if any, and senior to all of our existing and future junior subordinated debt, including our Junior Subordinated Debentures due February 1, 2027 and our Junior Subordinated Debentures due July 27, 2003. No payment or distribution on account of principal of or premium (if any) or interest on, the OCEANs or on account of the purchase or other acquisition of OCEANs by us or any of our subsidiaries may be made (a) in the event and during the continuation of any default in the payment of principal of or premium (if any) or interest on any Senior Debt, or if the maturity of any Senior Debt has been accelerated because of a default until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (b) in the event of any judicial proceeding with respect to any such default in payment or such event of default. In the case of any pending liquidation, reorganization, bankruptcy, insolvency, receivership, arrangement, adjustment, composition or other judicial proceeding relative to AmerUs, all principal of or premium (if any) or interest on all Senior Debt must be paid in full or provision must be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before the holders of the OCEANs are entitled to receive or retain any payment or distribution thereon. Subject to the prior payment of all Senior Debt, the rights of the holders of the OCEANs will be subrogated to the rights of the holders of Senior Debt to the extent of the payments or distributions made to the holders of such Senior Debt until all amounts owing on the OCEANs are paid in full.

         "Debt" means with respect to any entity, whether recourse is to all or a portion of the assets of such entity and whether or not contingent, (i) every obligation of such entity for money borrowed; (ii) every obligation of such entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such entity; (iv) every obligation of such entity issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such entity; and (vi) every obligation of the type referred to in clauses (i) through (v) of another entity and all dividends of another entity the payment of which, in either case, such entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means the principal of and premium (if any) and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to AmerUs (whether or not such claim for post-petition interest is allowed in such proceeding), on our Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the OCEANs or to other Debt which is pari passu with or subordinated to the OCEANs; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of AmerUs which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, as amended, was without recourse to AmerUs, (ii) any Debt of AmerUs to any of its subsidiaries, (iii) Debt to any employee of AmerUs, (iv) trade accounts payable of AmerUs, (v) accrued liabilities arising in the ordinary course of business of AmerUs, (vi) the Junior Subordinated Debentures due February 1, 2027, and guarantee issued by AmerUs in connection with the 8.85% Capital Securities, Series A issued by AmerUs Capital I, and (vii) the Junior Subordinated Debentures due July 27, 2003 and guarantee issued by AmerUs in connection with the 7.00% Adjustable Conversion-Rate Equity Security Units issued by AmerUs Capital II.

         Because we are a holding company, the OCEANs are effectively subordinated to all existing and future liabilities of our subsidiaries, except to the extent that we are a creditor of the subsidiary recognized as such. In addition, our ability to service our debt, including the OCEANs, depends upon the earnings of our subsidiaries and their ability to distribute their earnings, or make loans or other payments, to us. See "Risk Factors--Risk Factors Relating to the OCEANs" and "Risk Factors--Risk Factors Relating to Our Business and Operations--Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws."

         The Indenture places no limitation on the amount of Senior Debt that we may incur. After giving effect to the application of the net proceeds we received from our private placement of the OCEANs in March 2002, as of March 31, 2002, on an unconsolidated basis, we had $396.9 million of indebtedness, $156.4 million of which was Senior Debt and $55.4 million was ranked junior to the OCEANs. In addition, our subsidiaries had $17.3 billion of liabilities, all of which were effectively senior to the OCEANs.

LIMITATION ON SENIOR SUBORDINATED DEBT

         We have agreed that we will not incur any Debt that is expressly made subordinate in right of payment to any of our Senior Debt unless such Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to the OCEANs. The foregoing limitation does not apply to distinctions between categories of our Senior Debt that exist by reason of any liens or guarantees arising or created in respect of some but not all of such Senior Debt. We expect from time to time to incur Debt constituting Senior Debt.

DEFERRAL OF INTEREST PAYMENTS

         If no Event of Default (as defined under "--Events of Default and Notice Thereof" below) has occurred and is continuing, at any time during the term of the OCEANs, we can defer payments of Stated Interest on the OCEANs for successive periods not exceeding 10 consecutive semiannual periods, commencing from the first Interest Payment Date on which such payment of Stated Interest which would otherwise have been payable is so deferred. A deferral of interest may not extend, however, beyond March 6, 2032. Interest on any deferred payment of Stated Interest will accrue at the rate of 5.00% per annum, compounded semiannually, on each Interest Payment Date. Such interest will be calculated on the basis of a 360-day year of twelve 30-day months. We call any period during which payments of Stated Interest on the OCEANs are deferred, an "Interest Deferral Period," and the aggregate amount of such deferred payments of Stated Interest outstanding at any time, together with any accrued and unpaid interest thereon, "Deferred Interest." Upon the termination of any Interest Deferral Period, we are required to pay all Deferred Interest then due. Before the termination of any Interest Deferral Period, we may elect to extend the Interest Deferral Period, subject to the 10 consecutive semiannual period limitation.

         Notwithstanding the foregoing, all Deferred Interest owing during an Interest Deferral Period shall become immediately due and payable (a) upon the next Interest Payment Date, unless further deferred as described above, (b) with respect to all the OCEANs, upon the fifth anniversary of the commencement of an Interest Deferral Period, or (c) with respect to any OCEAN converted, repurchased or redeemed during an Interest Deferral Period, upon the conversion, repurchase or redemption of such OCEAN.

         During an Interest Deferral Period, we (a) may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our capital stock (other than stock dividends paid by AmerUs which consist of stock of the same class as that on which such dividend is being paid and purchases of our common stock related to the issuance of common stock under any stock option or other benefit plan for the directors, officers, employees or agents of AmerUs or its subsidiaries), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our Debt securities that rank pari passu with or junior to the OCEANs (other than any payment, repayment, repurchase or redemption made on Debt relating to employee stock ownership plans), and (c) shall not make any guarantee payments with respect to the foregoing.

         If we elect to defer any Stated Interest payments on the OCEANs, we will give the Trustee notice, and prepare and provide a press release to DTC for dissemination through the DTC broadcast facility, at least one business day before the Record Date for the next Interest Payment Date, unless otherwise required by any applicable law or regulation.

         We have no current intention of deferring Stated Interest payments on the OCEANs.

CONVERSION RIGHTS

         General

         The conversion price for each OCEAN will be $37.598 per share, subject to adjustment as described below under "--Adjustment of the Conversion Price."

         Holders may convert any outstanding OCEAN prior to their stated maturity only under the following circumstances, each of which is described in greater detail below:

         - on any day if the Sale Price (as defined below under "--Conversion upon Satisfaction of Market Price Condition") per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to such day on which OCEANs are surrendered for conversion exceeds 140% of the Initial Stock Price (as defined under "--Conversion upon Satisfaction of Market Price Condition" below);

         - during any period in which an Event of Default has occurred and is continuing;

         - if we have called the OCEANs for redemption, during the period specified below under "--Conversion upon Notice of Redemption";

         - during the five business-day period following notice of a Special Conversion Event (as defined under "--Conversion upon a Special Conversion Event" below);

         -        during any Interest Deferral Period;

         - during any period in which our senior long-term unsecured credit rating is downgraded by Standard & Poor's to BB+ or lower and by Moody's to Ba2 or lower, or if our senior long-term unsecured credit rating is suspended or withdrawn by both rating agencies, or if neither rating agency continues to provide ratings services or coverage to us; or

         - during specified periods upon the occurrence of the corporate transactions, including a Change of Control, described below under "--Conversion upon Specified Corporate Transactions."

         If at least one of the conditions for conversion is satisfied, we, or at our request, the Trustee will notify holders of the event triggering the convertibility of the OCEANs by first class mail at each holder's address as it appears in the books of the registrar. Upon conversion, holders would be entitled to receive:

         -        an amount of shares of our common stock per OCEAN equal to:

                  (i) if the OCEANs are converted prior to March 6, 2007, the Accreted Principal Amount of the OCEANs on the date of conversion divided by the conversion price then in effect;

                  (ii) if the OCEANs are converted on or after March 6, 2007, $1,100.00 (the Accreted Principal Amount of the OCEANs on March 6, 2007) divided by the conversion price then in effect; or

                  (iii) notwithstanding the foregoing, if the OCEANs are convertible solely as a result of a Special Conversion Event, $990.00 divided by the conversion price then in effect;

         -        cash in lieu of fractional shares;

         - any accrued and unpaid Contingent Interest on such OCEANs which accrued after March 6, 2004 (other than for OCEANs surrendered after a Quarterly Contingent Interest Record Date and prior to the related Quarterly Contingent Interest Payment Date, for which Contingent Interest will be paid on such payment date);

         - if such OCEANs were converted upon the exercise of conversion rights arising by reason of a notice of redemption or a Change of Control or distribution described below under "--Conversion upon Specified Corporate Transactions," the sum of (i) any accrued and unpaid Stated Interest on such OCEANs up to but not including the conversion date, (ii) on or prior to March 6, 2004, accrued and unpaid Contingent Interest up to but not including the conversion date, and (iii) if such redemption or Change of Control or distribution occurs prior to March 6, 2007, an amount equal to the Make-Whole Premium (as defined under "--Maturity; Redemption of OCEANs at Our Option--Optional Redemption upon Satisfaction of Market Price Condition") that would have been payable if such OCEANs had been redeemed on the conversion date; plus

         - if such conversion is during an Interest Deferral Period, all Deferred Interest on such OCEANs.

         If a holder surrenders OCEANs for conversion during the period after any Record Date but prior to the corresponding Interest Payment Date, the holder must pay us at the time of surrender the Stated Interest payable on such OCEANs on such Interest Payment Date, and if the OCEANs are surrendered for conversion prior to March 6, 2004, the Contingent Interest payable on such OCEANs.

         Our delivery to the holder of a certificate for the full number of shares of our common stock into which the OCEANs are convertible, together with the payments set forth above, will be deemed to satisfy our obligation to pay the Accreted Principal Amount of, and all accrued and unpaid interest on, the OCEANs and all unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited. Other than as described above and under "--Conversion Rights--Adjustment of the Conversion Price" below, no payment or adjustment will be made for accrued and unpaid interest, or for dividends or distributions on any of our common stock, upon conversion of an OCEAN.

         Conversion upon Satisfaction of Market Price Condition

         A holder may convert its OCEANs into our common stock if the Sale Price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which OCEANs are surrendered for conversion exceeds 140% of the Initial Stock Price.

         The "Initial Stock Price" means $34.18; provided that, upon the occurrence of any event which results in an adjustment of the conversion price as described under "--Adjustment of the Conversion Price," the Initial Stock Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be equal to the adjusted conversion price and the denominator of which shall be the conversion price in effect immediately prior to such adjustment.

         The "Sale Price" of a security on any date of determination means: (1) the closing sale price (or if no closing sale price is reported, the last reported sale price) of that security (regular way) on the New York Stock Exchange on that date; (2) if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed; (3) if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market; (4) if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us; or (5) if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security.

         The conversion agent (which will initially be the Trustee) will, on our behalf, determine daily if the OCEANs are convertible due to the foregoing condition being satisfied, and will notify us and the Trustee accordingly.

         Conversion upon an Event of Default

         A holder may convert its OCEANs into our common stock during any period in which an Event of Default has occurred and is continuing.

         Conversion upon Notice of Redemption

         A holder may surrender for conversion any OCEANs called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time.

         Conversion upon a Special Conversion Event

         At any time after June 5, 2002, any holder may request in writing (a "Request") that the bid solicitation agent (which shall initially be the Trustee) obtain, on such holder's behalf, firm bids to buy not less than $1 million original principal amount of OCEANs (or, if such holder beneficially owns less than $1 million original principal amount of OCEANs, all of such holder's OCEANs) nor more than $10 million original principal amount of OCEANs (such amount to be specified in the Request) during the three consecutive trading days following the Request (the "Measurement Period") from any nationally recognized securities dealers; provided that in such Request (1) such holder certifies that it could not obtain a firm bid to purchase such OCEANs from at least two independent nationally recognized securities dealers for such OCEANs in an amount at least equal to the Minimum Amount per OCEAN and provides the names of the securities dealers from which it attempted to obtain such bids,
(2) such holder agrees to use its best efforts to sell such OCEANs on any day during the Measurement Period to a securities dealer that provides the bid solicitation agent with a firm bid to purchase such OCEANs in an amount at least equal to the Minimum Amount per OCEAN and (3) such holder agrees to convert such OCEANs into our common stock if the bid solicitation agent cannot obtain a firm bid to purchase for the OCEANs at least equal to the Minimum Amount per OCEAN on any day during the Measurement Period.

         If a Request is made by a holder with respect to any OCEANs, on each day during the Measurement Period for such Request the bid solicitation agent shall (1) seek to obtain, on behalf of such holder, a firm bid to buy such OCEANs for at least the Minimum Amount per OCEAN on such day from Credit Suisse First Boston (or another nationally recognized securities dealer selected by us) by 1:00 p.m., New York City time, on such day and (2) if Credit Suisse First Boston (or such other securities dealer) does not provide a firm bid to buy such OCEANs for at least the Minimum Amount per OCEAN on such day, solicit on such holder's behalf firm bids from at least two other nationally recognized securities dealers that we select, on such day.

         If the bid solicitation agent receives a firm bid to buy the OCEANs for at least the Minimum Amount per OCEAN on any day during the Measurement Period,
(1) a Special Conversion Event shall be deemed not to have occurred, (2) the bid solicitation agent shall provide the holder with the name of the securities dealer that provided such quote and (3) the holder shall use its best efforts to sell such OCEANs to such securities dealer on such day for the price quoted by such securities dealer.

         If the bid solicitation agent does not receive a firm bid to buy the OCEANs for at least the Minimum Amount per OCEAN on any day during the Measurement Period, a Special Conversion Event shall be deemed to have occurred and the Trustee shall promptly notify all holders of OCEANs that a Special Conversion Event has occurred. During the five business-day period commencing on the first trading day following the giving of such notice, the holder that submitted the Request shall, and any other holder may, convert each of their OCEANs into a number of shares of our common stock equal to $990.00 divided by the conversion price then in effect.

         The "Minimum Amount" for an OCEAN on any day means the product of (1) 90% of the Sale Price for our common stock on such day multiplied by (2) $1,100.00 divided by the conversion price in effect on such day.

         Conversion upon an Interest Deferral

         A holder may convert its OCEANs into our common stock at any time during an Interest Deferral Period. See "--Deferral of Interest Payments."

         Conversion upon Credit Rating Event

         A holder may convert its OCEANs into our common stock during any period in which (1) Standard & Poor's has downgraded our senior long-term unsecured credit rating to BB+ or lower and Moody's has downgraded our senior long-term unsecured credit rating to Ba2 or lower, (2) our senior long-term unsecured credit rating is suspended or withdrawn by both such rating agencies, or (3) neither of such rating agencies continues to provide ratings services or coverage to us.

         Conversion upon Specified Corporate Transactions

         If:

         - we elect to distribute to all holders of our common stock, rights or warrants entitling them to purchase our common stock at a price that is less than the current market price (as defined in the Indenture) of our common stock on the trading day immediately preceding the date of declaration of such distribution;

         - we elect to distribute to all holders of our common stock, cash or other assets, debt securities or other evidence of indebtedness or other rights to purchase our securities, which distribution, when aggregated with all other such distributions made within the preceding 180 days, has a per share value exceeding 15% of the current market price of our common stock on the trading day preceding the date of declaration of such distribution; or

         - a Change of Control (as defined under "--Repurchase at Option of Holder upon a Change of Control" below) occurs, other than a transaction described in the following paragraph;

then we must notify the holders of the OCEANs at least 20 days prior to the ex-dividend date for such distribution or within 30 days after the occurrence of the Change of Control, as the case may be. Once we have given that notice, holders may convert their OCEANs at any time until either (a) the earlier of the close of business on the business day prior to the ex-dividend date and our announcement that such distribution will not take place, in the case of a distribution, or (b) within 30 days after the Change of Control notice is given by us, in the case of a Change of Control; provided that, in the case of a distribution, the conversion right described above under this "--Conversion upon Specified Corporate Transactions" will not arise if (a) holders of the OCEANs may participate in the distribution without conversion, or (b) the distribution consists of a distribution of rights pursuant to a shareholder rights plan and holders of OCEANs will receive such rights upon conversion of their OCEANs into shares of our common stock.

         In addition, if we are party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock will be converted into, or into the right to receive, cash, securities or other property, a holder may convert OCEANs at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, then at the effective time of the transaction, the right to convert an OCEAN into our common stock will be changed into a right to convert such OCEAN into, or into the right to receive, as applicable, the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such OCEAN immediately prior to the transaction.

         Adjustment of the Conversion Price

         The conversion price will be subject to adjustment as follows:

                  (a) Upon any dividends or distributions on our common stock payable in shares of our common stock, the conversion price will be multiplied by a fraction (1) the numerator of which shall be the number of shares of our common stock outstanding at the close of business on the record date for that dividend or distribution, and (2) the denominator of which shall be the sum of such number of shares plus the total number of shares constituting such dividend or distribution.

                  (b) Upon any distributions to all holders of our common stock of rights or warrants entitling them to purchase our common stock at a price, or securities convertible into our common stock having a conversion price per share, that is less than the current market price of our common stock on the trading day immediately preceding the date of declaration of such distribution, the conversion price will be multiplied by a fraction (1) the numerator of which shall be the number of shares of our common stock outstanding at the close of business on the record date relating to the distribution of such rights and warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered for purchase would purchase at the current market price of our common stock as of the business day immediately preceding the date of declaration of such distribution, and (2) the denominator of which shall be the number of shares of our common stock outstanding at the close of business on the record date for such distribution, plus the total number of additional shares of common stock so offered for purchase.

                  (c) Upon any subdivisions, combinations and certain reclassifications of our common stock, the conversion price will be proportionately adjusted to reflect such subdivision, combination or reclassification.

                  (d) Upon any distributions to all holders of our common stock of cash, debt securities (or other evidence of indebtedness) or other assets, excluding:

                  -        dividends or distributions described in clause (a) or
                           (b) above,

                  - distributions of rights to all holders of our common stock pursuant to an adoption of a stockholder rights plan,

                  - on or prior to March 6, 2004, Regular Cash Dividends, except where the per share amount thereof, when aggregated with the per share amounts of other cash distributions made within the preceding 12 months for which no adjustment has been made, exceeds 5% of the current market price of our common stock on the trading day immediately preceding the date of declaration of such dividend, and

                  - after March 6, 2004, dividends resulting in the payment of Contingent Interest on the OCEANs,

         the conversion price will be adjusted in accordance with the provisions of the Indenture.

                  (e) Upon any payments to holders of our common stock in respect of a tender offer (other than an odd-lot offer) for our common stock by us or any of our subsidiaries at a price in excess of 110% of the current market price of our common stock on the last date tenders may be made pursuant to such tender offer, the conversion price will be multiplied by a fraction (1) the numerator of which shall be the number of shares of our common stock outstanding at the close of business on the last date that tenders may be made pursuant to such tender offer (the "Expiration Time") multiplied by the current market price of our common stock as of the Expiration Time, and (2) the denominator of which shall be the sum of (x) the fair market value of the aggregate consideration payable to our stockholders based on the acceptance of all shares validly tendered and not withdrawn as of the Expiration Time, up to the maximum specified in the tender offer (the shares of common stock so accepted being the "Purchased Shares") and (y) the product of the number of shares of common stock outstanding as of the Expiration Time (less any Purchased Shares) and the current market price of our common stock as of the Expiration Time.

         In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to any event described in clause (d) of the preceding paragraph, the conversion price will be adjusted based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution. If we adopt a new shareholder rights plan, we will be required under the Indenture to provide that holders of the OCEANs will receive the rights upon conversion of the OCEANs, whether or not these rights were separate from our common stock prior to conversion, subject to certain limited exceptions.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the applicable conversion price; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. No adjustment will be made if holders of the OCEANs may participate in the transaction that would otherwise give rise to such adjustment without conversion. The Indenture will permit us to decrease the conversion price from time to time for a period of at least 20 days.

         If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert an OCEAN into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its OCEAN immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the OCEANs in the future. For example, if we were acquired in a cash merger, each OCEAN would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

         Holders of the OCEANs may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of: (a) a taxable distribution to holders of our common stock that results in an adjustment of the conversion price, or (b) a decrease in the conversion price at our discretion. See "Certain United States Federal Income Tax Considerations--United States Holders--Constructive Dividends."

         Conversion Procedure

         Holders may convert their OCEANs only in denominations of $1,000.00 original principal amount and integral multiples thereof. If a holder has already delivered a Change of Control Purchase Notice (as described below under "--Repurchase at Option of Holder upon a Change of Control") with respect to any OCEAN, then, the holder may not surrender such OCEAN for conversion until the holder has withdrawn such notice in accordance with the Indenture. OCEANs called for redemption may not be surrendered for conversion after the close of business on the second business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

         The right of conversion attaching to any OCEAN may be exercised (a) if such OCEAN is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such OCEAN is represented by a definitive OCEAN, by delivery of such OCEAN at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering an OCEAN for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder. In addition, if a holder surrenders OCEANs for conversion after a Record Date and prior to the corresponding Interest Payment Date, the holder will be required to pay (1) the Stated Interest payable on such OCEANs on such Interest Payment Date and (2) if the OCEANs are surrendered for conversion prior to March 6, 2004, the Contingent Interest payable on such OCEANs on such Interest Payment Date. The conversion date shall be the business day on which the OCEAN and all of the items required for conversion shall have been so delivered and the other requirements for conversion (including the payment of all applicable taxes and duties, if any) have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day.

         A certificate for the number of full shares of our common stock into which any OCEAN is converted, together with any cash payment due upon such conversion, will be delivered through the conversion agent as soon as practicable following the conversion date.

         For a discussion of the United States federal income tax treatment of a holder receiving shares of our common stock upon conversion, see "Certain United States Federal Income Tax Considerations--United States Holders--Sales, Exchange, Conversion or Redemption."

EXCHANGE IN LIEU OF CONVERSION

         We have the option to designate a financial institution to which OCEANs surrendered for conversion by a holder of OCEANs (other than (1) prior to March 6, 2007, OCEANs called for redemption or OCEANs being converted as a result of the occurrence of a corporate transaction specified under "--Conversion Rights--Conversion upon Specified Corporate Transactions" and (2) OCEANs converted during the period after a Record Date and prior to the corresponding Interest Payment Date) will be initially offered by the conversion agent for exchange in lieu of our converting the OCEANs.

         When a holder surrenders OCEANs for conversion, the conversion agent will cause the OCEANs first to be offered to the designated institution for exchange in lieu of conversion. In order to accept OCEANs surrendered for conversion, the designated institution must, on the conversion date, agree to exchange for such OCEANs a number of freely tradeable shares of our common stock equal to the number of such shares the holder of such OCEANs would receive upon conversion, plus a cash payment for any amounts we would have been required to pay to the holder upon conversion of such OCEANs. If the designated institution agrees to accept any such OCEANs, it will deliver the requisite shares of our common stock and cash to the conversion agent as soon as practicable but in no event later than three trading days following the conversion date (or, if earlier, the day before any record date for any distribution on our common stock or any effective date for any consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets) and the conversion agent will deliver the shares and cash to the holder who surrendered the OCEANs.

         The designation of an institution to which OCEANs may be submitted for exchange does not require the institution to accept any OCEANs from the conversion agent. If the designated institution does not agree to accept any OCEANs in whole or in part on the conversion date, those OCEANs will be converted into shares of our common stock. If the designated institution agrees to accept any OCEANs for exchange but does not deliver the requisite common shares and cash within three trading days following the conversion date (or, if earlier, the day before any record date for any distribution on our common stock or any effective date for any consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets), the conversion agent shall convert such OCEANs and deliver to the holder such number of shares of our common stock and such cash payment as would have been delivered if the designated institution had declined to accept the OCEANs for exchange. Any OCEANs accepted for exchange by the designated institution will remain outstanding.

         For a discussion of the tax treatment of a holder receiving shares on the exchange of OCEANs in lieu of conversion, see "Certain United States Federal Income Tax Considerations--United States Holders--Sale, Exchange, Conversion or Redemption."

         We have designated Credit Suisse First Boston Corporation, or CSFB, as the institution to which offers described above will be made, although we may change this designation at any time. We have not paid and will not pay any consideration to or otherwise enter into any arrangement with CSFB for or with respect to such designation.

MATURITY; REDEMPTION OF OCEANS AT OUR OPTION

         We must repay the OCEANs at their stated maturity on March 6, 2032, at a price equal to their Accreted Principal Amount on such date ($1,270.00 per OCEAN) plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the stated maturity, unless earlier redeemed by us, purchased by us at your option or converted.

         We may redeem the OCEANs only if:

                  (1) the Sale Price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which the notice of redemption is given exceeds 140% of the Initial Stock Price;

                  (2) a Change of Control has occurred; or

                  (3) a Tax Event (as defined below under "--Optional Redemption upon a Tax Event") has occurred and the Tax Event Conversion Value (as defined below under "--Optional Redemption upon a Tax Event") of the OCEANs exceeds their Accreted Principal Amount by at least 10%.

         Holders may convert OCEANs or portions of OCEANs called for redemption until the close of business on the day that is two business days prior to the redemption date, even if the market price condition described under "--Conversion Rights--Conversion upon Satisfaction of Market Price Condition" has not occurred.

         If we redeem less than all of the outstanding OCEANs, the Trustee shall select the OCEANs to be redeemed on a pro rata basis in original principal amounts of $1,000.00 or integral multiples thereof. If a portion of a holder's OCEANs is selected for partial redemption and the holder converts a portion of the OCEANs, the converted portion shall be deemed to be the portion selected for redemption.

         Optional Redemption upon Satisfaction of Market Price Condition

         We may redeem the OCEANs, at any time in whole or, on or after March 6, 2007, in part, provided that at least $75 million original principal amount of OCEANs remain outstanding immediately after any such partial redemption, for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the date of redemption, plus, if the OCEANs are redeemed prior to March 6, 2007, a Make-Whole Premium, on not less than 15 nor more than 60 days' notice by mail to the holders of the OCEANs, if the Sale Price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which the notice of redemption is given exceeds 140% of the Initial Stock Price.

         "Make-Whole Premium" with respect to any OCEANs on any date of redemption, means the present value at the date of redemption of (a) all remaining Stated Interest payments due on such OCEANs through March 6, 2007 and
(b) if the date of redemption occurs prior to March 6, 2004, all remaining Contingent Interest due on such OCEANs through March 6, 2004, in each case, exclusive of interest accrued and unpaid up to but not including the date of redemption (or, if the date of redemption occurs after any Record Date but prior to the corresponding Interest Payment Date, exclusive of interest accrued and unpaid up to but not including that Interest Payment Date). The present value of the remaining payments (if any) will, in each case, be computed using a discount rate equal to the Treasury Rate.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to March 6, 2007, provided, however, that if the then remaining term to March 6, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to March 6, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         Optional Redemption upon a Change of Control

         We may redeem the OCEANs, in whole but not in part, at any time for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the date of redemption plus, if the OCEANs are redeemed prior to March 6, 2007, a Make-Whole Premium, on not less than 15 nor more than 60 days' notice, if a Change of Control occurs; provided notice of such redemption is mailed within 30 days following the occurrence of such Change of Control.

         Optional Redemption upon a Tax Event

         We may redeem the OCEANs, in whole but not in part, at any time for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the date of redemption plus, if the OCEANs are redeemed prior to March 6, 2007, a Make-Whole Premium, on not less than 15 nor more than 60 days' notice, if a Tax Event has occurred and the Tax Event Conversion Value of the OCEANs on any trading day within the five trading days immediately preceding the date on which the notice of redemption is given exceeds their Accreted Principal Amount by at least 10%.

         A "Tax Event" shall be deemed to have occurred if we have received an opinion from independent tax counsel experienced in those matters to the effect that, on or after February 28, 2002, as a result of:

         - any amendment to, or change (including any announced prospective change) in, the laws (or rules or regulations thereunder) of the United States or any political subdivision or taxing authority of, or in, the United States; or

         - any amendment to, or change in, an interpretation or application of those laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after February 28, 2002, there is more than an insubstantial risk
(x) that the amount of interest deductible by us for United States federal income tax purposes with respect to the OCEANs either (i) would not be based on the treatment of the OCEANs as contingent payment debt instruments or (ii) would not be calculated using a comparable yield equal to or greater than 9.917% per annum, or (y) that we would not be entitled to deduct interest on the OCEANs (in whole or in part) for any reason.

         "Tax Event Conversion Value" of any OCEANs on any date of determination is equal to the product of (a) the Sale Price for our common stock on such date, multiplied by (b) the number of shares of our common stock issuable upon conversion of such OCEANs, determined as described under "--Conversion Rights--General."

REPURCHASE AT OPTION OF HOLDER UPON A CHANGE OF CONTROL

         If a Change of Control (as defined below) occurs, each holder will have the right, in addition to the right described under "--Conversion Rights--Conversion upon Specified Corporate Transactions," to require us to purchase for cash all or any portion of the holder's OCEANs, in integral multiples of $1,000.00 original principal amount. The purchase price for such OCEANs will equal 100% of their Accreted Principal Amount on the Repurchase Date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the Repurchase Date. We will be required to purchase the OCEANs as of the date (the "Repurchase Date") that is 45 business days after we give holders notice of the Change of Control.

         Within 30 days after a Change of Control occurs, we must mail a notice regarding the Change of Control to the trustee, to all holders of OCEANs at their addresses as shown in the register of the registrar and, if required by applicable law, to beneficial owners. The notice must state, among other things:

         -        the events causing a Change of Control;

         -        the date of the Change of Control;

         - the last date on which a holder may exercise the purchase right;

         -        the Change of Control purchase price;

         -        the Repurchase Date;

         - the name and address of the paying agent and the conversion agent;

         - the conversion price and any adjustments to the conversion price;

         - that OCEANs with respect to which a Change of Control Purchase Notice has been given by the holder may be converted only if the Change of Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture; and

         - the procedures that holders must follow to exercise these rights.

         To exercise this right, the holder must deliver a written notice (the "Change of Control Purchase Notice") to the paying agent so that it is received by the paying agent no later than the close of business on the fifth business day prior to the Repurchase Date. The Change of Control Purchase Notice must state:

         - the certificate numbers of the OCEANs to be delivered by the holder;

         - the portion of the aggregate original principal amount of OCEANs to be purchased; and

         - that we are to purchase such OCEANs pursuant to the applicable provisions of the OCEANs.

         A holder may withdraw any Change of Control Purchase Notice by delivering a written notice of withdrawal to the paying agent so that it is received by the paying agent prior to the close of business on the business day prior to the Repurchase Date. The notice of withdrawal must state:

         -        the certificate number of the OCEANs being withdrawn;

         -        the aggregate original principal amount being withdrawn; and

         - the aggregate original principal amount, if any, of the OCEANs that remain subject to a Change of Control Purchase Notice.

         Our obligation to pay the Change of Control purchase price for OCEANs for which a holder has delivered, and not validly withdrawn, a Change of Control Purchase Notice is conditioned upon delivery of such OCEANs, together with necessary endorsements, to the paying agent at any time after the delivery of such Change of Control Purchase Notice. We will cause the Change of Control purchase price for such OCEANs to be paid promptly following the later of the Repurchase Date or the date of delivery of such OCEANs.

         If the paying agent holds money sufficient to pay the Change of Control purchase price of the OCEANs on the business day following the Repurchase Date in accordance with the terms of the Indenture, then, immediately after the Repurchase Date, the OCEANs submitted for repurchase and not validly withdrawn will cease to be outstanding and interest on such OCEANs will cease to accrue, whether or not the OCEANs are delivered to the paying agent. After any OCEAN has ceased to be outstanding, all other rights of the holder shall terminate, other than the right to receive the change of control purchase price upon delivery of the OCEAN.

         Except as described below, a "Change of Control" is deemed to have occurred at such time as:

         (1) any person, including our affiliates and associates, other than us, our subsidiaries or our respective employee benefit plans, files a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

         (2) any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

However, a Change of Control will be deemed not to have occurred if at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares) which would otherwise constitute a Change of Control consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the OCEANs become convertible into such common stock (and any rights attached thereto). In addition, solely for the purpose of determining whether a holder's repurchase right has arisen with respect to the OCEANs (and not for determining whether the OCEANs are convertible or may be redeemed), a Change of Control will be deemed not to have occurred if the Sale Price per share of our common stock for any five trading days within (a) in the case of a Change of Control under clause (1) above, the period of 10 consecutive trading days ending immediately after the later of the Change of Control and the public announcement of the Change of Control, or (b) in the case of a Change of Control under clause (2) above, the period of 10 consecutive trading days ending immediately before the Change of Control, equals or exceeds 105% of the amount obtained by dividing the Accreted Principal Amount of an OCEAN on such trading day by the conversion rate in effect on such trading day.

         The right to require us to repurchase the OCEANs as a result of the occurrence of a Change of Control could create an event of default under our existing or future Senior Debt, including our existing revolving credit facility. Failure by us to repurchase the OCEANs when required will result in an Event of Default with respect to the OCEANs.

         The holders' repurchase right upon the occurrence of a Change of Control could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The Change of Control repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the initial purchaser.

         We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a Change of Control and would, therefore, not provide the holders with the protection of requiring us to repurchase the OCEANs.

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the OCEANs. We will comply with this rule to the extent applicable at that time.

EVENTS OF DEFAULT AND NOTICE THEREOF

         The following are events of default ("Events of Default"):

                  (a) a default in the payment of interest (including Stated Interest and Contingent Interest) on any OCEAN that continues for 30 days or more after such payment is due, except to the extent any payment of Stated Interest is deferred as described under "--Deferral of Interest Payments,"

                  (b) a default in the payment of Accreted Principal Amount, Deferred Interest, premium (if any), redemption price or Change of Control purchase price in respect of any OCEAN when due, except to the extent any payment of Deferred Interest is extended as described under "--Deferral of Interest Payments,"

                  (c) a default in the performance of any other of our covenants or agreements in the Indenture that continues for 90 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in original principal amount of outstanding OCEANs,

                  (d) failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which failure results in acceleration of such indebtedness which is in an amount in excess of the Applicable Limit (as defined below) and such indebtedness is not discharged, or such payment default and acceleration is not cured or rescinded, within 30 days,

                  (e) any other default by us under any of our indebtedness for borrowed money, which default results in acceleration of such indebtedness which is in an amount in excess of the Applicable Limit and such indebtedness is not discharged, or such acceleration is not rescinded, within 30 days, and

                  (f) certain events of bankruptcy, insolvency or reorganization with respect to us.

         The "Applicable Limit" means (i) at any time prior to March 6, 2007, $25 million, and (ii) at any time on or after March 6, 2007, $50 million.

         If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee is required to mail to each holder of the OCEANs a notice of the Event of Default within 90 days after such default occurs. Except in the case of a default in payment of the Accreted Principal Amount, premium (if any) or interest (including Stated Interest, Contingent Interest and Deferred Interest) on any OCEANs, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the OCEANs.

         If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in original principal amount of outstanding OCEANs may declare the Accreted Principal Amount of and all accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) on the outstanding OCEANs to be due and payable immediately. If the Event of Default relates to an event of bankruptcy, insolvency or reorganization, the Accreted Principal Amount of and all accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) on the outstanding OCEANs shall automatically become due and payable immediately, subject to applicable law.

         Holders of the OCEANs may not enforce the Indenture or OCEANs except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee when an Event of Default occurs and is continuing, the Trustee has no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the OCEANs, unless the holders offer the Trustee indemnity reasonably satisfactory to it. Subject to certain indemnification provisions and limitations contained in the Indenture, the holders of a majority in original principal amount of the OCEANs at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Those holders may, in certain cases, waive any default except a default in payment of the Accreted Principal Amount, redemption price or Change of Control purchase price of, or premium, if any, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any OCEANs or a failure to comply with certain provisions of the Indenture relating to conversion of the OCEANs.

         We are required to furnish the Trustee annually with a certificate as to our compliance with the conditions and covenants provided for in the Indenture.

DISCHARGE

         We may satisfy and discharge our obligations under the Indenture by delivering to the Trustee for cancellation all outstanding OCEANs.

MERGER AND CONSOLIDATION

         We may not consolidate with or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, any person, unless (a) we are the surviving person or the person formed by the consolidation or into which we are merged or to which our assets are so sold, leased, conveyed or otherwise disposed (the "Surviving Person") is a corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia, (b) if we are not the Surviving Person, the Surviving Person assumes all of our obligations under the OCEANs and the Indenture and enters into a supplemental indenture and (c) after such transaction no Event of Default exists.

         Except in the case of a lease of all or substantially all of our assets, if a person assumes our obligations as described in the foregoing paragraph, we shall be discharged from all obligations under the OCEANs and the Indenture. Although such transactions are permitted under the Indenture, they may constitute a Change of Control, which would permit the holders to require us to purchase or convert, and would permit us to redeem, their OCEANs as described above.

MODIFICATION AND WAIVER

         Subject to certain exceptions, supplements of and amendments to the Indenture or the OCEANs may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate original principal amount of the outstanding OCEANs and any existing default or failure to comply with any provisions may be waived with the consent of the holders of a majority in aggregate original principal amount of the outstanding OCEANs. Without the consent of any holders of the OCEANs, we and the Trustee may amend or supplement the Indenture or the OCEANs to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the OCEANs and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the Indenture or to make any change that does not materially adversely affect the rights of any holder of the OCEANs. Without the consent of the holders of each OCEAN affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of the principal of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any OCEANs, or adversely affect the right to convert any OCEANs or change the amount of our common stock receivable upon any conversion, (b) reduce the Accreted Principal Amount, redemption price or Change of Control purchase price of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) or premium, (if any), on, any OCEANs, (c) change the currency for payment of principal or Accreted Principal Amount, redemption price or Change of Control purchase price of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any OCEANs, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any OCEANs, (e) reduce the above stated percentage of outstanding OCEANs necessary to amend or supplement the Indenture or waive defaults or failure to comply (f) make any change in the subordination provisions of the Indenture or the ranking or priority of any OCEANs in a manner materially adverse to the holders of the OCEANs, or (g) modify (with certain exceptions) any provisions of the Indenture relating to modification and amendment of the Indenture or waiver of failure to comply with conditions and defaults thereunder.

CONCERNING THE TRUSTEE

         BNY Midwest Trust Company, the Trustee under the Indenture, is the initial paying agent, conversion agent, bid solicitation agent and the registrar with regard to the OCEANs. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

         In case an Event of Default shall occur (and shall not be cured) and holders of the OCEANs have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of OCEANs, unless such holders offer the Trustee indemnity reasonably satisfactory to it.

GOVERNING LAW

         The Indenture and OCEANs will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

         The OCEANs are only issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the OCEANs for all purposes under the Indenture. Owners of beneficial interests in the OCEANs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the OCEANs, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the Indenture. We and the Trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

         The OCEANs represented by a global security, will be exchangeable for certificated securities with the same terms only if:

         - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

         - we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

         -        a default under the indenture occurs and is continuing.

         DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary description of the material terms of our capital stock and is qualified in its entirety by reference to our Amended and Restated Bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC on March 15, 2002, which is incorporated by reference in this prospectus. See "Where You Can Find More Information." For purposes of this section, the terms "we," "us," "our" and "AmerUs" mean only AmerUs Group Co. and not its subsidiaries.

         We are authorized to issue 250,000,000 shares of capital stock, consisting of 20,000,000 shares of preferred stock, no par value, and 230,000,000 shares of common stock, no par value. As of May 15, 2002, we had 40,440,843 shares of common stock issued and outstanding and no outstanding shares of preferred stock. We have reserved 3,810,000 shares of our common stock for issuance under our stock plans, and will reserve shares of our common stock for the purpose of effecting the conversion of the OCEANs included in this offering. Our common stock is listed on the New York Stock Exchange under the symbol "AMH."

         In February 2002, our board of directors approved a stock purchase program under which we may purchase up to three million shares of our common stock at such times and under such market conditions as we deem advisable. Under this program, we are permitted to make purchases of our common stock either in the open market or by other means that we deem appropriate, including privately negotiated purchases.

         Each share of our common stock entitles its holder to one vote per share on all matters upon which our stockholders are entitled to vote, including the election of our directors, mergers, sales of assets not in the regular course of our business, dissolution and amendments to our articles of incorporation. The shares of our common stock are subject to the relative rights, preferences, qualifications and limitations of any class or series of preferred stock. There is no provision in our articles of incorporation that permits cumulative voting in the election of our directors.

         Our board has the authority to determine the voting powers, preferences and rights and the limitations or restrictions of each series of preferred stock; provided that no preferred stock may have more than one vote per share. Thus, any series of preferred stock issued by us in future may have comparable voting rights with our common stock or be convertible into our common stock or another security issued by us. Any class or series of preferred stock that we issue in the future could also have rights that adversely affect the rights of the holders of our common stock or the OCEANs.

         Our articles of incorporation provide that none of our directors shall be liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent required by the Iowa Business Corporation Act. This provision does not prevent stockholders from obtaining injunctive or other equitable relief against our directors nor does it shield our directors from liability under federal or state securities laws. In addition, our articles of incorporation provide that we will, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that (a) he or she is or was, or has agreed to be, a director or officer of our company, or (b) while acting as a director or officer of our company, he or she is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including services with respect to employee benefit plans, provided that such person meets the standards of conduct required for such indemnification under Iowa law.

         Our board has the authority to issue, without our stockholders' consent, the authorized but unissued shares of our common stock, preferred stock and other rights from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash, as a means of raising capital. The issuance of a new series of preferred stock could make it more difficult for a third party to acquire or discourage a third party from acquiring a majority of our outstanding voting stock. It is possible that our board might use its authority to issue common stock, preferred stock or other rights in a way that could deter or impede the completion of a tender offer or other attempt to gain control of our company. We do not have any plans or commitments to effect any such issuance, but we may take such action in the future if our board considers such action to be in the best interests of our stockholders and our company under the circumstances. The effect of any preferred stock or rights issuance upon our common stock or the OCEANs will depend on the issuance price, terms or rights relating to such issuances and cannot be predicted with any certainty. However, such effects might include (a) restrictions on the payment of common stock dividends if preferred stock dividends have not been paid; (b) dilution of the voting power and equity interest of existing common stockholders to the extent that any future preferred stock series has voting rights or is convertible into common stock; and (c) subordination of the rights of our common stockholders to share in our assets upon liquidation, dissolution or winding-up.

         Our bylaws provide that the number of directors be determined by our board, provided that the number is not fewer than seven nor more than 21. A majority of our entire board constitutes a quorum for the transaction of business and the affirmative vote of a majority of the directors present at any meeting constitutes the act of the board. Our articles of incorporation and by-laws provide for a classified board of directors consisting of three classes as nearly equal in size as the then authorized number of directors constituting our board permits. At each annual meeting of our stockholders, one class of directors is elected for a three-year term, and the directors in the other two classes continue in office. Each class holds office until the date of the third annual meeting for the election of directors following the annual meeting at which such class was elected. As a result, approximately one-third of our board is elected each year and at least two annual meetings are normally required to effect a change in the composition of a majority of our board of directors. In addition, a majority of our board constituting less than a quorum, or a sole remaining director, may fill vacancies on our board. Together, these provisions may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         Other than as specified by our articles of incorporation or bylaws, our board may amend or repeal our bylaws and a majority of the holders of outstanding voting securities may amend our articles of incorporation. Under Iowa law, certain proposed amendments to our articles of incorporation which adversely affect the rights of a particular class of stock must be approved by a majority of such class.

         Any merger or any acquisition of our company or more than ten percent of our voting stock is subject to regulatory approval by the Iowa, Indiana, New York, Arizona and Kansas insurance commissioners. The Iowa Business Corporation Act provides that, in considering acquisition proposals, our directors may consider the effect of the proposed acquisition on our employees, suppliers, creditors, customers, the communities in which we operate and other community interest factors. Our directors may reach a reasonable determination that such factors outweigh the financial or other benefits to us or our stockholders without violating the business judgment rule. The Iowa Business Corporation Act also permits our board to adopt certain "poison pill" measures to impede an attempt to acquire control of our company. Such measures may include the issuance of stock rights or options that preclude or limit the exercise or transfer of stock rights by persons owning or acquiring a specified percentage of our outstanding shares. On or prior to September 20, 2005, Iowa insurance laws require potential acquirors of more than five percent of our voting stock to obtain the prior approval of the Iowa Insurance Commissioner and our board for such acquisition. Each five percent or more holder of our common stock is required to obtain the prior approval of the Iowa Insurance Commissioner and our board for any additional acquisition of our voting stock. In addition, the Iowa Business Corporation Act also imposes a three year moratorium on business combinations between our company and any person owning ten percent or more of our outstanding voting stock unless (a) the transaction in which the stockholder became a ten percent or more stockholder was approved in advance by our board,
(b) after becoming a ten percent or more stockholder, the stockholder owned at least 85% of our outstanding voting stock not owned by our directors, officers and employee stock plans, or (c) at or after the time the stockholder became a ten percent or more stockholder, the business combination is approved by our board and authorized by the holders of two-thirds of our outstanding voting stock not held by the ten percent or more stockholder. The foregoing provisions of state law could have the effect of delaying, deterring or preventing attempts to effect the consummation of a change in control of our company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following discussion as to United States federal income tax matters represents the opinion of Shearman & Sterling, our counsel, and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. Subject to the limitations stated below, this is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the OCEANs. We have not obtained nor do we intend to obtain a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of purchasing, owning or disposing of the OCEANs or our common stock. This discussion deals only with OCEANs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding OCEANs in a tax-deferred or tax-advantaged account, or persons holding OCEANs as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or "constructive sale" or other integrated transaction for tax purposes, persons who own 10% or more of our voting power directly or indirectly, or United States Holders, as defined below, whose functional currency is not the United States dollar.

         We do not address all of the tax consequences that may be relevant to an investor in OCEANs. In particular, we do not address:

         - the United States federal income tax consequences to shareholders in, or beneficiaries of, an entity that is a holder of OCEANs;

         - the United States federal income tax consequences to partnerships or other entities classified as partnerships for United States federal income tax purposes;

         - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of OCEANs;

         - any state, local or foreign tax consequences of the purchase, ownership or disposition of OCEANs; or

         - any United States federal, state, local or foreign tax consequences of owning or disposing of the common stock into which the OCEANs are convertible.

         Prospective investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the OCEANs and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

         A United States Holder is a beneficial owner of the OCEANs who or which is:

         - a citizen or individual resident of the United States, as defined in section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

         - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

         - an estate if its income is subject to United States federal income taxation regardless of its source; or

         -    a trust if

              - a United States court can exercise primary supervision over its administration and

              - one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as United States persons before that date, also may be treated as United States Holders.

         A Non-United States Holder is a holder of OCEANs other than a United States Holder. Prospective investors that are Non-United States Holders should consult their own tax advisors regarding the United States federal income tax consequences of an investment in the OCEANs, including the application of United States federal withholding taxes.

         No statutory or judicial authority directly addresses the treatment of the OCEANs or instruments similar to the OCEANs for United States federal income tax purposes. After our issuance of the OCEANs, the Internal Revenue Service, which we refer to as the IRS, released Revenue Ruling 2002-31, which addresses the tax consequences of an instrument that is similar to the OCEANs. We believe that the conclusions contained in this ruling are generally consistent with the tax consequences of the OCEANs described below to the extent that the ruling addresses such tax consequences. However, because the instrument addressed in the ruling had terms different from those of the OCEANs, no assurance can be given that the IRS will not take contrary positions with respect to the tax characterizations and the tax consequences described below.

CLASSIFICATION OF THE OCEANS


         The OCEANs will be treated as indebtedness for United States federal income tax purposes and that the OCEANs will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations).

UNITED STATES HOLDERS

         Accrual of Interest on the OCEANs

         Pursuant to the terms of the Indenture, we and each holder of the OCEANs agree, for United States federal income tax purposes, to treat the OCEANs as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, United States Holders of the OCEANs will be required to accrue interest income on the OCEANs at the "comparable yield", as described below, regardless of whether the United States Holder uses the cash or accrual method of tax accounting. Accordingly, United States Holders will be required to include interest in taxable income in each year in excess of the accruals on the OCEANs for non-tax purposes and in excess of any interest payments actually received in each year.

         The CPDI regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period before and including the maturity date of the OCEANs that equals:

         -    the product of

              - the adjusted issue price (as defined below) of the OCEANs as of the beginning of the accrual period; and

              - the comparable yield to maturity (as defined below) of the OCEANs, adjusted for the length of the accrual period;

         -    divided by the number of days in the accrual period; and

         - multiplied by the number of days during the accrual period that the United States Holder held the OCEANs.

         An OCEAN's issue price is the first price at which a substantial amount of the OCEANs is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of an OCEAN is its issue price increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described below) with respect to the OCEANs, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the OCEANs.

         Based in part on the advice of Shearman & Sterling, we intend to treat the term "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the OCEANs. Based in part on that advice, we intend to take the position that the comparable yield for the OCEANs is 9.917%, compounded semiannually. The precise manner of calculating the comparable yield is not absolutely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule (as defined below) could differ materially from the projected payment schedule provided by us.

         The CPDI regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as the projected payment schedule, on the OCEANs. This schedule must produce the comparable yield. The projected payment schedule includes an estimate for payments of Contingent Interest and a payment at maturity taking into account the conversion feature.

         The comparable yield and the schedule of projected payments will be set forth in the Indenture. United States Holders may also obtain the projected payment schedule by submitting a written request for that information to AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, Attention: Treasurer.

         For United States federal income tax purposes, a United States Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the OCEANs, unless that United States Holder timely discloses and justifies the use of other estimates to the IRS. A United States Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

         The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a United States Holder's interest accruals and adjustments thereof in respect of the OCEANs for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the OCEANs.

         Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

         Adjustments to Interest Accruals on the OCEANs

         If, during any taxable year, a United States Holder receives actual payments with respect to the OCEANs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the United States Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of that excess. The United States Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

         If, during any taxable year, a United States Holder receives actual payments with respect to the OCEANs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the United States Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of that deficit. This adjustment will

         - reduce the United States Holder's interest income on the OCEANs for that taxable year, and

         - to the extent of any excess after the application of that reduction, give rise to an ordinary loss to the extent of the United States Holder's interest income on the OCEANs during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

To the extent that the net negative adjustment exceeds the United States Holder's interest income on the OCEANs during prior taxable years (reduced to the extent that interest was offset by prior net negative adjustments), the excess is carried forward to the succeeding taxable year, in general, as a negative adjustment on the OCEANs.

         If a United States Holder purchases OCEANs at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States Holder must reasonably allocate the adjustment over the remaining term of the OCEANs by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the OCEANs pro rata with the accruals of original issue discount at the comparable yield. Holders should consult their tax advisors regarding these allocations.

         Sale, Exchange, Conversion or Redemption

         Generally, the sale or exchange of an OCEAN, or the redemption of an OCEAN for cash, will result in taxable gain or loss to a United States Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the OCEANs includes the receipt of stock upon conversion as a contingent payment with respect to the OCEANs. Accordingly, we intend to treat the receipt of our common stock by a United States Holder upon the conversion of an OCEAN, or upon the repurchase of an OCEAN at the option of a holder when we elect to pay in common stock, as a contingent payment under the CPDI regulations. Under this treatment, a conversion or a repurchase that includes payment in common stock will also result in taxable gain or loss to a United States Holder.

         The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between

         - the amount of cash plus the fair market value of any property received by the United States Holder, including the fair market value of any of our common stock received, and

         -    the United States Holder's adjusted tax basis in the OCEANs.

A United States Holder's adjusted tax basis in an OCEAN at any time will generally be equal to the United States Holder's original purchase price for the OCEAN, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any), and decreased by the amount of any payments set forth on the projected payment schedule, as defined above, scheduled to have been made through that date. Gain recognized upon a sale, exchange, conversion or redemption of an OCEAN will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the OCEAN is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

         A United States Holder's tax basis in our common stock received upon a conversion of an OCEAN will equal the then current fair market value of that common stock. The United States Holder's holding period for the common stock received may commence on the day immediately following the date of conversion or repurchase of an OCEAN. However, due to an absence of legal authority directly addressing this issue, the matter is not entirely certain and holders may be entitled to include their holding period for the OCEAN as part of their holding period for the common stock received upon conversion (except where the common stock is delivered by the designated financial institution in exchange for an OCEAN surrendered for conversion) or repurchase with respect to some or all of the shares. Holders should consult their own tax advisors regarding the proper application of the holding period rules to their situation.

         Constructive Dividends

         If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the OCEANs, the conversion price of the OCEANs is increased, that increase may be deemed to be the payment of a taxable dividend to the holders of the OCEANs.

         For example, an increase in the conversion price in the event of a distribution of evidences of our indebtedness or our assets or an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the OCEANs, but generally an increase in the conversion price in the event of share dividends or the distribution of rights to subscribe for common stock will not.

         There is no authority directly addressing whether increases in the number of shares into which the OCEANs may be converted as their value accretes through March 6, 2007 could constitute an adjustment in the conversion price for this purpose. Based upon the advice of our counsel, we do not intend to treat these increases as conversion price adjustments that give rise to deemed dividends, although there can be no assurance that the IRS will agree with our position.

TREATMENT OF NON-UNITED STATES HOLDERS

         Payments of Contingent Interest made to Non-United States Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-United States Holders will be subject to withholding on such payments of Contingent Interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-United States Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the Contingent Interest represents a return of principal under the CPDI regulations, or on some other grounds.

         Based upon the advice of our counsel, we do not intend to treat increases in the number of shares into which the OCEANs may be converted as their value accretes through March 6, 2007 as adjustments in the conversion price that give rise to deemed dividends to holders of OCEANs. Accordingly, we will not withhold tax in respect of those amounts. Because of the absence of authority addressing this issue, however, there can be no assurance that the IRS will agree with our position. Were these increases treated as giving rise to deemed dividends, Non-United States Holders may be subject to a gross basis tax at a rate of 30% on such amounts (subject to reduction by an applicable treaty) or to tax imposed on a net income basis if the dividends are effectively connected with the holder's conduct of a United States trade or business.

         All other payments on the OCEANs made to a Non-United States Holder, including a payment in common stock pursuant to a conversion or repurchase of an OCEAN, and any gain realized on a sale, exchange or disposition of the OCEANs, will be exempt from United States federal income and withholding tax, provided that:

         - that Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code and with respect to the gain, is not an individual who is present in the United States for 183 days or more in the year in which the payment is taken into account or in which the sale, exchange or disposition of the OCEANs occurred;

         - the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

         - those payments and gain are not effectively connected (or, with respect to the gain, deemed effectively connected by virtue of section 897 of the Code, if we became a United States real property holding corporation, or USRPHC, as described below) with the conduct by that Non-United State Holder of a trade or business in the United States, and where a tax treaty applies, are not attributable to a United States permanent establishment; and

         - our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

A corporation is generally a USRPHC if more than 50% of the fair market value of its real property and business assets consists of U.S. real property interests. We believe that we are not a USRPHC for United States federal income tax purposes although we may become a USRPHC in the future. However, if a Non-United States Holder were deemed to have received a constructive dividend (see "--United States Holders--Constructive Dividends" above), the Non-United States Holder will generally be subject to United States withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend.

         The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an OCEAN certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and any other information the form may require.

         If a Non-United States Holder of the OCEANs is engaged in a trade or business in the United States, and if interest or gain on the OCEANs is effectively connected with the conduct of that trade or business (and where a tax treaty applies, is attributable to a United States permanent establishment), the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the OCEANs in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, a Non-United States Holder described in the previous sentence will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if that Non-United States Holder is a foreign corporation, that Non-United States Holder may be subject to a branch profits tax equal to 30% (or that lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion or repurchase of the OCEANs) on, and the proceeds of disposition or retirement of, the OCEANs may be subject to information reporting and United States federal backup withholding tax if the United States Holder of OCEANs fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against that United States Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

         A Non-United States Holder may also be subject to United States federal backup withholding tax on these payments unless the Non-United States Holder establishes that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on certain payments on the OCEANs described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to the Non-United States Holder will be allowed as a credit against the Non-United States Holder's United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

                             SELLING SECURITYHOLDERS

         We originally issued the OCEANs in a private placement in March 2002. The OCEANs were resold by the initial purchaser of the OCEANs to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the OCEANs and the underlying shares of our common stock pursuant to this prospectus.

         When we refer to the "selling securityholders" in this prospectus, we refer to those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who subsequently hold any of the selling securityholders' interests.

         The table below sets forth the name of each selling securityholder, the original principal amount of OCEANs that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which such OCEANs are convertible. None of the selling securityholders has, or within the past three years has had, any material relationship with us or with any of our affiliates.



                                                  ORIGINAL PRINCIPAL
                                                        AMOUNT
                                                       OF OCEANs                                                     PERCENTAGE
                                                     BENEFICIALLY        PERCENTAGE OF     NUMBER OF SHARES OF        OF COMMON
                                                    OWNED THAT MAY          OCEANs        COMMON STOCK THAT MAY         STOCK
NAME                                                    BE SOLD           OUTSTANDING          BE SOLD(1)          OUTSTANDING(2)
----                                              ------------------     -------------    ---------------------    -----------------
AIG DKR SoundShore Holdings Ltd.                      $11,690,000              6.3               310,921                 *
AIG DKR SoundShore Opportunity Holding Fund Ltd.       $6,732,000              3.6               179,052                 *
AIG DKR SoundShore Strategic Holding Fund Ltd.         $6,078,000              3.3               161,658                 *
Amaranth LLC                                          $20,888,000             11.3               555,561               1.399%
Argent Classic Convertible Arbitrage Fund L.P.         $1,800,000              1.0                47,875                 *
Argent Classic Convertible Arbitrage Fund              $3,200,000              1.7                85,111                 *
 (Bermuda) Ltd.
Argent LowLev Convertible Arbitrage Fund LLC             $400,000              0.2                10,639                 *
Argent LowLev Convertible Arbitrage Fund Ltd.          $4,820,000              2.6               128,198                 *
Bank of America Pension Plan                           $1,500,000              0.8                39,896                 *
Barclays Global Investor Limited                       $1,500,000              0.8                39,896                 *
Bay County PERS                                          $225,000              0.1                 5,984                 *
Bear, Stearns & Co. Inc.                               $5,000,000              2.7               132,986                 *
B.G.I. Global Investors                                  $288,000              0.2                 7,660                 *
Circlet (IMA) Limited                                  $1,500,000              0.8                39,896                 *
Deeprock & Co                                          $1,000,000              0.5                26,597                 *
Delta Airlines Master Trust                            $1,145,000              0.6                30,454                 *
Deutsche Bank Securities Inc.                         $13,081,000              7.1               347,917                 *
Forest Fulcrum Fund L.L.P.                             $1,116,000              0.6                29,682                 *
Forest Global Convertible Fund Series A-5              $5,094,000              2.8               135,486                 *
Goldman, Sachs & Co. Profit Sharing Master Trust         $224,000              0.1                 5,958                 *
Highbridge International LLC                          $10,000,000              5.4               265,972                 *
JP Morgan Securities Inc.                             $14,000,000              7.6               372,360                 *
LDG Limited                                            $1,000,000              0.5                26,597                 *
LLT Limited                                              $297,000              0.2                 7,899                 *
Louisiana CCRF                                           $315,000              0.2                 8,378                 *
Lyxor Master Fund c/o Forest Investment                $1,287,000              0.7                34,231                 *
 Management L.L.C.
Lyxor Master Fund Ref: Argent/LowLev CB                $1,000,000              0.5                26,597                 *
ONEX Industrial Partners Limited                       $8,055,000              4.4               214,240                 *
OZ Convertible Master Fund, Ltd.                         $946,000              0.5                25,161                 *
OZ Mac 13 Ltd.                                           $230,000              0.1                 6,117                 *
OZ Master Fund, Ltd.                                  $10,852,000              5.9               288,632                 *
Pebble Capital Inc.                                    $3,435,000              1.9                91,361                 *
Peoples Benefit Life Insurance Company                 $5,200,000              2.8               138,305                 *
Prudential Insurance Co. of America                      $155,000              0.1                 4,123                 *
RBC Capital Services Inc.                                $171,000              0.1                 4,548                 *
Relay 11 Holdings                                        $144,000              0.1                 3,830                 *
St. Albans Partners Ltd.                               $4,600,000              2.5               122,347                 *
Silvercreek II Limited                                   $630,000              0.3                16,756                 *
Silvercreek Limited Partnership                        $1,380,000              0.7                36,704                 *
Sphinx Convertible Arbitrage Fund                         $81,000              0.0                 2,154                 *
Sunrise Partners LLC                                   $6,962,000              3.8               185,169                 *
TQA Master Fund, LTD                                   $4,000,000              2.2               106,389                 *
TQA Master Plus Fund, LTD.                             $4,000,000              2.2               106,389                 *
White River Securities L.L.C.                          $5,000,000              2.7               132,986                 *
Yield Strategies Fund I, L.P.                          $2,600,000              1.4                69,153                 *
Yield Strategies Fund II, L.P.                         $2,600,000              1.4                69,153                 *
Zurich Institutional Benchmark c/o TQA                 $1,000,000              0.5                26,597                 *
Zurich Institutional Benchmark Master Fund, LTD.       $3,522,000              1.9                93,675                 *
Zurich Institutional Benchmark Master Fund,              $500,000              0.3                13,299                 *
 LTD. c/o Argent
Zurich Master Hedge Fund c/o Forest                      $522,000              0.3                13,884                 *
 Investment Management L.L.C.
Aggregate interests of the remaining holders of        $3,235,000              1.7                86,042                 *
 OCEANs or future transferee, pledge, donee or
 successor of such holders that may be included in
 future amendments or supplements to this
 prospectus(3)(4)
Total                                                $185,000,000              100             4,920,474              11.163%

     ------------------
     *     Less than 1%

(1) Assumes conversion of all of the holder's OCEANs at the conversion price of $37.598 per share based on the accreted principal amount of the OCEANs as of March 6, 2002. However, the accreted principal amount of the OCEANs will increase as described under "Description of the OCEANs -- General" and the conversion price is subject to adjustment as described under "Description of OCEANs -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the OCEANs may increase or decrease in the future.


(2) Our calculation of this amount is based on 39,158,929 shares of our common stock outstanding as of September 18, 2002 plus the number of shares of common stock issuable upon conversion of all of a particular holder's OCEANs. We did not assume the conversion of any other holder's OCEANs.

(3) Certain OCEANs holders representing in aggregate less than 1% of our outstanding common stock are not included in this prospectus. Such other holders of OCEANs or future transferees, pledgees, donees or successors of such holders will be named as selling securityholders and information about them will be set forth in prospectus supplements, if we receive requests from them to include their OCEANs under this registration statement.

(4) Assumes that such other holders of OCEANs, or any future transferees, pledgees, donees or successors of such holders, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the OCEANs at the conversion price based on the accreted principal amount of the OCEANs as of March 6, 2002.


         To the extent that any of the selling securityholders identified above are broker-dealers, under interpretations of the Securities and Exchange Commission, they are "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

         With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their OCEANs in the ordinary course of business and, at the time of the purchase of their OCEANs, such selling securityholders did not have any agreement or understanding, directly or indirectly, with any person to distribute those OCEANs. To the extent that we become aware that such entities did not acquire their OCEANs in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to this registration statement to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

         We prepared the table above based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their OCEANs since the date as of which the information presented in the above table was proposed. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements.


         Because the selling securityholders may offer all or some of their OCEANs or the underlying common stock for sale from time to time, we cannot estimate the amount of the OCEANs or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         We are registering the OCEANs and the shares of our common stock covered by this prospectus to permit selling securityholders to conduct public secondary trading of those securities from time to time after the date of this prospectus. We will not receive any of the proceeds from such sales of the OCEANs and the underlying common stock offered by this prospectus. The selling securityholders may sell all or a portion of the OCEANs and the underlying common stock beneficially owned by them from time to time to purchasers:

         -        directly; or

         - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the OCEANs and the underlying common stock.

         The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the OCEANs and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Under interpretations of the Securities and Exchange Commission, to the extent that any of the selling securityholders are broker-dealers, they are "underwriters" within the meaning of the Securities Act; and any selling securityholder which is an affiliate of a broker-dealer is an "underwriter" within the meaning of the Securities Act, unless the selling securityholder purchased in the ordinary course of business and, at the time of its purchase of the OCEANs to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the OCEANs. As a result, any profits on the sale of the OCEANs and the underlying common stock by selling securityholders who are deemed to be underwriters, and any discounts, commissions or concessions received by any broker-dealers or agents who are deemed to be underwriters, will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to statutory liabilities including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the OCEANs and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. The OCEANs and the underlying common stock may be sold in one or more transactions at:

         -    fixed prices;

         -    prevailing market prices at the time of sale;

         -    varying prices determined at the time of sale; or

         -    negotiated prices.

         These prices will be determined by the securityholders of the securities or by agreement between these securityholders and underwriters or dealers who may receive fees or commissions in connection with the sale.

         These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which the OCEANs and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

         -    in the over-the-counter market;

         -    in negotiated transactions;

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         -    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

         In connection with the sales of the OCEANs and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the OCEANs and the underlying common stock in the course of hedging their positions. Selling securityholders may sell the OCEANs and the underlying common stock short, may deliver this prospectus in connection with such short sales and may deliver OCEANs and the underlying common stock covered by this prospectus to close out such short positions. This registration statement and the accompanying prospectus are not available for delivery of common stock in settlement of shorts entered into prior to the effective date of this registration statement. Selling securityholders may also loan or pledge OCEANs and the underlying common stock to broker-dealers that, in turn, may sell the OCEANs and the underlying common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the OCEANs and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the OCEANs and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell OCEANs or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the OCEANs and the underlying common stock by other means not described in this prospectus. Any OCEANs or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         Our common stock trades on the New York Stock Exchange under the symbol "AMH." We do not intend to apply for listing of the OCEANs on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the OCEANs.

         The selling securityholders and any other persons participating in the distribution of the OCEANs or underlying common stock will be subject to the provisions and rules under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit timing of purchases and sales of any of the OCEANs and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the OCEANs and the underlying common stock to bid for, purchase, or attempt to induce any person to bid for or purchase the OCEANs or the underlying common stock for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the OCEANs and the underlying common stock and the ability to engage in market-making activities with respect to the OCEANs and the underlying common stock.

         Under the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the OCEANs and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
                                  LEGAL MATTERS

         Certain legal matters in connection with the offering of the OCEANs will be passed upon for AmerUs by Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of AmerUs, and by Shearman & Sterling, New York, New York, counsel to AmerUs. Mr. Haggerty beneficially owns 31,362 shares of our common stock and options to purchase 22,500 shares of our common stock.

                                     EXPERTS

         Our consolidated financial statements as of and for the year ended December 31, 2001 included in our Annual Report on Form 10-K filed on March 15, 2002 have been incorporated by reference into this prospectus in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in auditing and accounting. Our consolidated financial statements as of December 31, 2000 and for the two years then ended included in the same Annual Report have been incorporated by reference into this prospectus in reliance on the reports of KPMG LLP, independent auditors, given on the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the United States Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the following locations of the SEC:

            Public Reference Room                 Midwest Regional Office
            450 Fifth Street, N.W.                500 West Madison Street
                  Room 1024                             Suite 1400
             Washington, DC 20549                 Chicago, Illinois 60661

         You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

         You can also inspect reports, proxy statements and other information about our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any information contained in this prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified, superseded or updated to the extent that information contained in this prospectus or any subsequently filed document incorporated or deemed to be incorporated by reference in this prospectus modifies, supersedes or updates such earlier information. Any information so modified, superseded or updated will not be deemed, except as so modified, superseded or updated, to constitute a part of this prospectus. We incorporate by reference the documents listed below and all future documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished under item 9 of Form 8-K).

         -    Annual Report on Form 10-K for the fiscal year ended December 31,
              2001;

         - Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002;

         - Current Reports on Form 8-K or Form 8-K/A filed with the SEC on February 6, 2002, February 21, 2002, March 1, 2002, March 19, 2002
              and May 9, 2002; and

         - Proxy Statement for the Annual Meeting of Shareholders to be held on May 9, 2002.

         You may request a copy of any filings referred to above, at no cost, by contacting us at the following address or telephone number: James A. Smallenberger, Senior Vice President and Secretary, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, telephone number (515) 362-3600.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

         Securities and Exchange Commission registration fee ......... $ 17,020

         Printing and engraving fees.................................. $ 15,000

         Accountant's fees and expenses .............................. $ 10,000

         Legal fees and expenses...................................... $ 50,000

         Miscellaneous expenses....................................... $ 10,000
                                                                       --------
                   Total.............................................  $102,020
                                                                       --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 490.832 of the Iowa Business Corporation Act, or the IBCA, provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or under Section
490.833 of the IBCA. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors against liabilities and reasonable expenses incurred by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful.

         The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation, or (ii) in connection with any other proceedings charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that impersonal benefit was improperly received by the director. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who successfully defends any action in which the director was a party because the director is or was a director of the corporation. Finally, Section 490.856 of the IBCA provides that, unless otherwise provided in a corporation's articles of incorporation:
(i) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 490.852 of the IBCA and is entitled to apply for court-ordered indemnification under Section 490.854 of the IBCA in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses under Section 490.852 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Registrant's Articles of Incorporation provide that no director of the Registrant will be liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent required by the IBCA. This provision will not prevent shareholders from obtaining injunctive or other equitable relief against directors nor will it shield directors from liability under Federal or state securities laws. In addition, the Articles of Incorporation provide that the Registrant will to the maximum extent permitted by law, indemnify a person who incurs any loss by reason of the fact that he or she is or was or has agreed to be a director or officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

         The Registrant's Bylaws provide that the Registrant shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (i) is or was a director or officer of the Registrant or any of its subsidiaries, whether before or after the conversion of the Registrant from a mutual insurance holding company to a stock company, or (ii) while a director or officer of the Registrant or any of its subsidiaries, whether before or after the conversion of the Registrant from a mutual insurance holding company, is or was serving at the request of the Registrant as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, to the maximum extent it is permitted to do so by Part E of Division VIII of the IBCA. An amendment to the IBCA will be adopted and applied only to the extent that such amendment permits the Registrant to provide broader indemnification than previously permitted prior to such amendment. The Bylaws provide for indemnification of such person against reasonable expenses (including attorneys' fees), judgments, fines, penalties, including an excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof. However, entitlement to such indemnification is conditional upon the Registrant being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any related settlement discussions. Entitlement to indemnification with respect to any settlement or other nonadjudicated disposition is further conditional upon the prior approval by the Registrant of the proposed settlement or nonadjudicated disposition. Such approval shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit or proceeding, or
(b) by special legal counsel selected by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit, or proceeding, or, if the requisite quorum of the full board cannot be obtained therefor, by a majority vote of the full board, in which selection of counsel directors who are parties may participate. The Bylaws also provide that the Registrant shall indemnify a person for costs and expenses incurred in connection with successfully establishing in any action or proceeding his or her right to indemnification by the Registrant. Except as limited by the IBCA, the indemnification and advancement of expenses provisions of the Bylaws are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, law or otherwise.

         As permitted by and in accordance with Section 490.857 of the IBCA, the Registrant maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by its Articles of Incorporation and Iowa law.

ITEM 16. EXHIBITS

         Exhibits marked with (*) are incorporated by reference to documents previously filed by the Registrant with the Securities and Exchange Commission, as indicated. All other documents are filed with the Registration Statement amendment.

*4.1 Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q dated November 14, 2000.

*4.2 Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed on March 15, 2002.

*4.3 Indenture dated as of March 6, 2002 between the Registrant and BNY Midwest Trust Company, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K/A filed with the SEC on March 19, 2002.

*4.4 Registration Rights Agreement dated as of March 6, 2002 between the Registrant and Credit Suisse First Boston Corporation, filed as Exhibit
         4.2 to the Registrant's Current Report on Form 8-K/A filed with the SEC on March 19, 2002.

*4.5 Amended and Restated Trust Agreement dated as of February 3, 1997 among AmerUs Life Holdings, Inc., Wilmington Trust Company, as property trustee, and the administrative trustees named therein (AmerUs Capital I business trust), filed as Exhibit 3.6 to the registration statement of AmerUs Life Holdings, Inc. and AmerUs Capital I on Form S-1, Registration Number 333-13713.

*4.6 Indenture dated as of February 3, 1997 between AmerUs Life Holdings, Inc. and Wilmington Trust Company relating to the Company's 8.85% Junior Subordinated Debentures, Series A, filed as Exhibit 4.1 to the registration statement of AmerUs Life Holdings, Inc. and AmerUs Capital I on Form S-1, Registration Number, 333-13713.

*4.7 Guaranty Agreement dated as of February 3, 1997 between AmerUs Life Holdings, Inc., as guarantor, and Wilmington Trust Company, as trustee, relating to the 8.85% Capital Securities, Series A, issued by AmerUs Capital I, filed as Exhibit 4.4 to the registration statement on Form S-1, Registration Number, 333-13713.

*4.8 Amended and Restated Declaration of Trust of AmerUs Capital II, dated as of July 27, 1998, among AmerUs Life Holdings, Inc., First Union Trust Company and the administrative trustees named therein, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.5 named therein, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.5 on Form 10-Q, dated August 13, 1998.

*4.9 Certificate of Trust of AmerUs Capital III filed as Exhibit 4.7 to the registration statement of AmerUs Life Holdings, Inc., AmerUs Capital II and AmerUs Capital III, on Form S-3 (No. 333-50249).

*4.10 Common Trust Securities Guarantee Agreement, dated as of July 27, 1998, by AmerUs Life Holdings, Inc., relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.7 on Form 10-Q, dated August 13, 1998.

*4.11 QUIPS Guarantee Agreement, dated as of July 27, 1998, by AmerUs Life Holdings, Inc., relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.8 on Form 10-Q, dated August 13, 1998.

*4.12 Master Unit Agreement, dated as of July 27, 1998, between AmerUs Life Holdings, Inc. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.9 on Form 10-Q, dated August 13, 1998.

*4.13 Call Option Agreement, dated as of July 27, 1998, between Goldman, Sachs & Co. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.10 on Form 10-Q, dated August 13, 1998.

*4.14 Pledge Agreement, dated as of July 27, 1998, among AmerUs Life Holdings, Inc., Goldman, Sachs & Co. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as
         Exhibit 4.11 on Form 10-Q, dated August 13, 1998.

*4.15 Senior Indenture, dated as of June 16, 1998, by and between AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, relating to the AmerUs Life Holdings, Inc.'s 6.95% Senior Notes, filed as Exhibit 4.14 on Form 10-Q, dated August 13, 1998.

*4.16 Subordinated Indenture, dated as of July 27, 1998, by and between AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, relating to AmerUs Life Holdings, Inc.'s 6.86% Junior Subordinated Deferrable Interest Debentures, filed as Exhibit 4.15 on Form 10-Q, dated August 13, 1998.

*4.17 First Supplement to Indenture dated February 3, 1997 among American Mutual Holding Company, AmerUs Life Holdings, Inc. and Wilmington Trust Company as Trustee, relating to the Company's 8.85% Junior Subordinated Debentures, Series A, dated September 20, 2000, filed as Exhibit 4.14 on Form 10-Q dated November 14, 2000.

*4.18 Assignment and Assumption Agreement to Amended and Restated Trust Agreement, dated February 3, 1997 between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.15 on Form 10-Q dated November 14, 2000.

*4.19 Assignment and Assumption to Guaranty Agreement, dated February 3, 1997 between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.16 on Form 10-Q, dated November 14, 2000.

*4.20 First Supplement to Subordinated Indenture, dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 6.86% Junior Subordinated Deferrable Interest Debentures, among American Mutual Holding Company, AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, dated September 20, 2000, filed as Exhibit 4.17 on Form 10-Q, dated November 14, 2000.

*4.21 First Supplement to Master Unit Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and First Union National Bank, as Unit Agent, dated September 20, 2000, filed as Exhibit 4.18 on Form 10-Q, dated November 14, 2000.

*4.22 Assignment and Assumption Agreement to the QUIPS Guarantee Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.19 on Form 10-Q, dated November 14, 2000.

*4.23 Assignment and Assumption Agreement to the Common Trust Securities Guarantee Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.20 on Form 10-Q, dated November 14, 2000.

*4.24 First Supplement to Purchase Contracts between American Mutual Holding Company and Holders, as specified, dated September 20, 2000, filed as
         Exhibit 4.21 on Form 10-Q, dated November 14, 2000.

*4.25 First Supplement to the Pledge Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, among American Mutual Holding Company, Goldman Sachs & Co., as Call Option Holder, the Chase Manhattan Bank, as Collateral Agent and First Union National Bank, as Unit Agent, dated September 20, 2000, filed as Exhibit 4.22 on Form 10-Q, dated November 14, 2000.

*4.26 First Supplement to Senior Indenture dated June 16, 1998, relating to AmerUs Life Holdings, Inc.'s 6.95% Senior Notes, among American Mutual Holding Company, AmerUs Life Holdings, Inc. and First Union National Bank, as Trustee, dated September 20, 2000, filed as Exhibit 4.23 on Form 10-Q, dated November 14, 2000.

*5.1 Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Registrant.

*5.2 Opinion of Shearman & Sterling filed as Exhibit 5.2 on Form S-3, dated May 21, 2002.


*8.1 Opinion of Shearman & Sterling as to Certain United States Federal Income Tax Matters.


*12 Statement Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preference Security Dividends filed as Exhibit 12 on
         Form S-3, dated May 21, 2002.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of KPMG LLP.

*23.3 Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Registrant (included in Exhibit 5.1).


*23.4    Consent of Shearman & Sterling (included in Exhibit 5.2 and Exhibit
         8.1).


*24 Power of Attorney included on the signature page to the Form S-3, dated May 21, 2002.

*25 Statement of Eligibility of Trustee on Form T-1 filed as Exhibit 25 on Form S-3, dated May 21, 2002.

ITEM 17. UNDERTAKINGS

         a.   The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


              (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

         d. The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Des Moines, State of Iowa on the 19th day of September 2002.


                                             AMERUS GROUP CO.




                                             By: /s/  Roger K. Brooks
                                                -----------------------
                                                Name: Roger K. Brooks
                                                Title: Chairman, president and
                                                       chief executive officer




                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons or, where indicated by a (+), by their attorney-in-fact on the 19th day of September 2002 in the capacities indicated.



           SIGNATURE                                                         TITLE
           ---------                                                         -----

/s/ Roger K. Brooks
---------------------------------
  Roger K. Brooks                            Chairman, president, chief executive officer and director


+
---------------------------------
  Melinda S. Urion                             Executive vice president and chief financial officer


+
---------------------------------
 Brenda J. Cushing                                     Senior vice president and controller


+
---------------------------------
   John R. Albers                                                   Director


+
---------------------------------
 Malcolm Candlish                                                   Director

+
---------------------------------
Alecia De Coudreaux                                                 Director

+
---------------------------------
Thomas F. Gaffney                                                   Director

+
---------------------------------
John W. Norris, Jr.                                                 Director

+
---------------------------------
Andrew J. Paine, Jr.                                                Director

+
---------------------------------
Jack C. Pester                                                      Director

+
---------------------------------
John A. Wing                                                        Director

+
---------------------------------
F.A. Wittern, Jr.                                                   Director

+By: /s/ Roger K. Brooks
     ---------------------------
      Roger K. Brooks
      Attorney-in-Fact

                                  EXHIBIT INDEX

         Exhibits marked with (*) are incorporated by reference to documents previously filed by the Registrant with the Securities and Exchange Commission, as indicated. All other documents are filed with the Registration Statement amendment.

   EXHIBIT NO.                        DESCRIPTION
   ----------                         -----------

      *4.1 Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q dated November 14, 2000.

      *4.2         Amended and Restated Bylaws of the Registrant, filed as
                   Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed on March 15, 2002.

      *4.3 Indenture dated as of March 6, 2002 between the Registrant and BNY Midwest Trust Company, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K/A filed with the SEC on March 19, 2002.

      *4.4 Registration Rights Agreement dated as of March 6, 2002 between the Registrant and Credit Suisse First Boston Corporation, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K/A filed with the SEC on March 19, 2002.

      *4.5 Amended and Restated Trust Agreement dated as of February 3, 1997 among AmerUs Life Holdings, Inc., Wilmington Trust Company, as property trustee, and the administrative trustees named therein (AmerUs Capital I business trust), filed as
                   Exhibit 3.6 to the registration statement of AmerUs Life Holdings, Inc. and AmerUs Capital I on Form S-1, Registration Number 333-13713.

      *4.6 Indenture dated as of February 3, 1997 between AmerUs Life Holdings, Inc. and Wilmington Trust Company relating to the Company's 8.85% Junior Subordinated Debentures, Series A, filed as Exhibit 4.1 to the registration statement of AmerUs Life Holdings, Inc. and AmerUs Capital I on Form S-1, Registration Number, 333-13713.

      *4.7 Guaranty Agreement dated as of February 3, 1997 between AmerUs Life Holdings, Inc., as guarantor, and Wilmington Trust Company, as trustee, relating to the 8.85% Capital Securities, Series A, issued by AmerUs Capital I, filed as
                   Exhibit 4.4 to the registration statement on Form S-1, Registration Number, 333-13713.

      *4.8 Amended and Restated Declaration of Trust of AmerUs Capital II, dated as of July 27, 1998, among AmerUs Life Holdings, Inc., First Union Trust Company and the administrative trustees named therein, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.5 named therein, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.5 on Form 10-Q, dated August 13, 1998.

      *4.9         Certificate of Trust of AmerUs Capital III filed as Exhibit
                   4.7 to the registration statement of AmerUs Life Holdings, Inc., AmerUs Capital II and AmerUs Capital III, on Form S-3 (No. 333-50249).

       *4.10 Common Trust Securities Guarantee Agreement, dated as of July 27, 1998, by AmerUs Life Holdings, Inc., relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.7 on Form 10-Q, dated August 13, 1998.

       *4.11 QUIPS Guarantee Agreement, dated as of July 27, 1998, by AmerUs Life Holdings, Inc., relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.8 on Form 10-Q, dated August 13, 1998.

       *4.12 Master Unit Agreement, dated as of July 27, 1998, between AmerUs Life Holdings, Inc. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.9 on Form 10-Q, dated August 13, 1998.

      *4.13 Call Option Agreement, dated as of July 27, 1998, between Goldman, Sachs & Co. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as
                   Exhibit 4.10 on Form 10-Q, dated August 13, 1998.

      *4.14 Pledge Agreement, dated as of July 27, 1998, among AmerUs Life Holdings, Inc., Goldman, Sachs & Co. and First Union National Bank relating to AmerUs Life Holdings, Inc.'s 7.0% ACES Units, filed as Exhibit 4.11 on Form 10-Q, dated August 13, 1998.

      *4.15 Senior Indenture, dated as of June 16, 1998, by and between AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, relating to the AmerUs Life Holdings, Inc.'s 6.95% Senior Notes, filed as Exhibit 4.14 on Form 10-Q, dated August 13, 1998.

      *4.16 Subordinated Indenture, dated as of July 27, 1998, by and between AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, relating to AmerUs Life Holdings, Inc.'s 6.86% Junior Subordinated Deferrable Interest Debentures, filed as Exhibit 4.15 on Form 10-Q, dated August 13, 1998.

      *4.17 First Supplement to Indenture dated February 3, 1997 among American Mutual Holding Company, AmerUs Life Holdings, Inc. and Wilmington Trust Company as Trustee, relating to the Company's 8.85% Junior Subordinated Debentures, Series A, dated September 20, 2000, filed as Exhibit 4.14 on Form 10-Q dated November 14, 2000.

      *4.18 Assignment and Assumption Agreement to Amended and Restated Trust Agreement, dated February 3, 1997 between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.15 on Form 10-Q dated November 14, 2000.

      *4.19 Assignment and Assumption to Guaranty Agreement, dated February 3, 1997 between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.16 on Form 10-Q, dated November 14, 2000.

      *4.20 First Supplement to Subordinated Indenture, dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 6.86% Junior Subordinated Deferrable Interest Debentures, among American Mutual Holding Company, AmerUs Life Holdings, Inc. and First Union National Bank, as Indenture Trustee, dated September 20, 2000, filed as Exhibit 4.17 on Form 10-Q, dated November 14, 2000.

      *4.21 First Supplement to Master Unit Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and First Union National Bank, as Unit Agent, dated September 20, 2000, filed as Exhibit 4.18 on Form 10-Q, dated November 14, 2000.

      *4.22 Assignment and Assumption Agreement to the QUIPS Guarantee Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.19 on Form 10-Q, dated November 14, 2000.

      *4.23 Assignment and Assumption Agreement to the Common Trust Securities Guarantee Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, between American Mutual Holding Company and AmerUs Life Holdings, Inc., dated September 20, 2000, filed as Exhibit 4.20 on Form 10-Q, dated November 14, 2000.

      *4.24 First Supplement to Purchase Contracts between American Mutual Holding Company and Holders, as specified, dated September 20, 2000, filed as Exhibit 4.21 on Form 10-Q, dated November 14, 2000.

      *4.25 First Supplement to the Pledge Agreement dated July 27, 1998, relating to AmerUs Life Holdings, Inc.'s 7.0% ACES units, among American Mutual Holding Company, Goldman Sachs & Co., as Call Option Holder, the Chase Manhattan Bank, as

                   Collateral Agent and First Union National Bank, as Unit Agent, dated September 20, 2000, filed as Exhibit 4.22 on Form 10-Q, dated November 14, 2000.

     *4.26 First Supplement to Senior Indenture dated June 16, 1998, relating to AmerUs Life Holdings, Inc.'s 6.95% Senior Notes, among American Mutual Holding Company, AmerUs Life Holdings, Inc. and First Union National Bank, as Trustee, dated September 20, 2000, filed as Exhibit 4.23 on Form 10-Q, dated November 14, 2000.

      *5.1 Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Registrant.

      *5.2 Opinion of Shearman & Sterling filed as Exhibit 5.2 on Form S-3, dated May 21, 2002.

      *8.1 Opinion of Shearman & Sterling as to Certain United States Federal Income Tax Matters.


      *12 Statement Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preference Security Dividends filed as Exhibit 12 on Form S-3, dated May 21, 2002.

      23.1         Consent of Ernst & Young LLP.

      23.2         Consent of KPMG LLP.

     *23.3 Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Registrant (included in Exhibit 5.1).


     *23.4         Consent of Shearman & Sterling (included in Exhibit 5.2 and
                   Exhibit 8.1).

     *24 Power of Attorney included on the signature page to the Form S-3, dated May 21, 2002.

     *25           Statement of Eligibility of Trustee on Form T-1 filed as
                   Exhibit 25 on Form S-3, dated May 21, 2002.